As filed with the Securities and Exchange Commission on January 14, 2008

REGISTRATION STATEMENT NO. 333-142142

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 3 TO
REGISTRATION STATEMENT ON FORM SB-2
ON
FORM F-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CARBIZ INC.
(Exact name of registrant as specified in its charter)

Not Applicable
(Translation of Registrant’s name into English)

Ontario, Canada	7372	Not Applicable
(State or jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

7405 North Tamiami Trail
Sarasota, Florida 34243
(941) 952-9255
(Address and telephone number of Registrant’s principal executive offices)

Michael Robbins, Esq.	With a copy to:
Paul Lynch, Esq.	Peter V. Hogan, Esq.
Shumaker, Loop & Kendrick, LLP	Yaphett K. Powell, Esq.
101 East Kennedy Blvd., Suite 2800	Richardson & Patel LLP
Tampa, Florida 33672	10900 Wilshire Boulevard, Suite 500
Tel (813) 227-2230	Los Angeles, California 90024
Fax (813) 229-1660	Tel (310) 208-1182
(Name, address and telephone number of agent for service)	Fax (310) 208-1154

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of the Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [   ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [   ]

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. [   ]

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. [   ]

Special Note Regarding Combined Prospectus and Registration:

On November 2, 2005, Carbiz Inc. filed a registration statement on Form SB-2 to register 52,536,167 common shares by certain selling shareholders, which was deemed effective September 1, 2006, as amended, SEC File No. 333-129408 (the “2006 SB-2 Registration Statement”). As of the date of this registration statement on Form F-3, there are currently 52,229,902 shares available for resale by selling shareholders under the 2006 SB-2 Registration Statement.

On April 16, 2007, Carbiz Inc. filed a registration statement on Form SB-2 to register 31,316,745 common shares by certain selling shareholders; this registration statement on Form SB-2 has not yet been deemed effective, as amended, SEC File No. 333-142142 (the “2007 SB-2 Registration Statement”).

On or around September 2, 2007, Carbiz Inc. became eligible to register its securities under the Securities Act of 1933 using registration statements on Form F-3. This registration statement on Form F-3 contains a combined prospectus pursuant to Rule 429 of Regulation C of the Securities Act with respect to:

(1) the 2006 SB-2 Registration Statement (to which this registration statement on Form F-3 shall serve as Post-Effective Amendment No. 3), and

(2) the 2007 SB-2 Registration Statement (to which this registration statement on Form F-3 shall serve as Pre-Effective Amendment No. 3).

Special Note Regarding Registration Fees:

All fees for the registration of the common shares identified in this Form F-3 with respect to the registrant’s previously filed 2006 SB-2 Registration Statement and 2007 SB-2 Registration Statement were paid upon the initial filing of each registration statement covering such shares. No additional shares are registered hereby with respect to either the 2006 SB-2 Registration Statement or the 2007 SB-2 Registration Statement, and accordingly no additional fees are payable with respect to such shares.

______________

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING SHAREHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT CARBIZ INC. FILES WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION
PROSPECTUS DATED JANUARY 14, 2008

PROSPECTUS

65,832,416
COMMON SHARES
OF
CARBIZ INC.

Offered by Selling Shareholders

          This prospectus covers the sale of up to 65,832,416 common shares, no par value, of Carbiz Inc. by the selling shareholders (“Selling Shareholders”) identified in this prospectus under the section titled “Selling Shareholders.” These shares consist of the following:

(A)

13,602,514 common shares consisting of (i) 8,446,664 shares underlying certain debentures and warrants issued in connection with our 2007 private placements with Selling Shareholder Trafalgar Capital Specialized Investment Fund, Luxembourg (“Trafalgar”) and (ii) 5,155,850 shares held by, or underlying warrants held by, certain Selling Shareholders who have “piggyback” registration rights for the securities held by each such Selling Shareholder. These 13,602,514 shares are being initially registered on a registration statement on Form F-3 (the “F-3 Registration Statement”) of which this prospectus is a part.

(B)

52,229,902 common shares which were previously registered and covered by one or more prospectuses underlying our registration statement on Form SB-2 which was filed with the Securities and Exchange Commission on November 2, 2005 and deemed effective September 1, 2006, as amended, SEC File No. 333-129408 (the “2006 SB-2 Registration Statement”). The prospectuses covered by the 2006 SB-2 Registration Statement are no longer effective and should not be relied upon.

          This is a combined prospectus made under Rule 429 of Regulation C of the Securities Act of 1933, as amended (the “Securities Act”). This prospectus replaces and supersedes the prior prospectuses covering the foregoing common shares.

          The shares are being registered to permit the Selling Shareholders to sell the shares from time to time in the public market. We will not receive any proceeds from the sale of the shares by any Selling Shareholder. Assuming that all warrants held by the Selling Shareholders are exercised for cash, we will receive proceeds of approximately $3,625,541. We have agreed to bear all expenses of registration of the shares offered hereby under federal and state securities laws.

          As of October 3, 2006, our common shares were quoted on the United States Over-The-Counter Bulletin Board under the symbol “CBZFF.OB” and were voluntarily delisted on the TSX Venture Exchange. The last reported sale price of our common shares as reported on the Over-The-Counter Bulletin Board on January 11, 2008, was $0.29 per share. The Selling Shareholders, directly or through agents, brokers or dealers designated from time to time, may sell shares under this prospectus at market prices prevailing at the time of sale or at negotiated prices. See the section of this document titled “Plan of Distribution.”

          We are an Ontario, Canada corporation incorporated in March 1998. Our principal executive offices are located at 7405 North Tamiami Trail, Sarasota, Florida 34243, and our telephone number is (941) 952-9255.

________________________

Before purchasing any of the common shares covered by this prospectus, carefully read and consider the risk factors included in the section entitled “Risk Factors” beginning on page 4. Investing in our common shares is speculative, and you could lose all of your investment. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the common shares or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 14, 2008

ABOUT THIS PROSPECTUS

          This prospectus is part of a registration statement we filed with the Securities and Exchange Commission. If the Securities and Exchange Commission declares the registration statement effective, the Selling Shareholders identified herein may sell up to 65,832,416 common shares. We will update this prospectus from time to time to include new information about Carbiz, and we will file supplements to the prospectus with the Securities and Exchange Commission. You should carefully read this prospectus, any prospectus supplement, and the information we from time to time file with Securities and Exchange Commission as described under the caption “Where You Can Find Additional Information.” In this prospectus, unless the context otherwise requires, “Carbiz,” “we,” “us,” and “our” refer to Carbiz Inc.; our wholly-owned subsidiary Carbiz USA Inc., incorporated in the State of Delaware; Carbiz USA Inc.’s wholly-owned subsidiaries Carbiz Auto Credit, Inc. and Carbiz Auto Credit AQ, Inc., incorporated in the State of Florida; and our joint venture arrangement Carbiz Auto Credit JV1, LLC, formed in the State of Florida.

          You should rely only on the information provided in this prospectus or included in any prospectus supplement. We have authorized no one to provide you with different information. If there is any inconsistency between the information contained in this prospectus and any prospectus supplement, you should rely on the information contained in that particular prospectus supplement. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the document.

           Carbiz.com is a registered trademark of Carbiz. Trade names and trademarks of other companies appearing in this prospectus are the property of their respective holders.

PROSPECTUS SUMMARY

          The following summary is qualified in its entirety by the more detailed information and the financial statements and notes thereto appearing elsewhere in this prospectus. Prospective investors should consider carefully the information discussed under “Risk Factors,” beginning on page 4. An investment in our securities presents substantial risks, and you could lose all or substantially all of your investment.

Carbiz Inc.

          Historically, we have been primarily in the business of developing, marketing and supporting products for the North American automotive industry. Our client base is made up of used and new automobile dealers, with over 80% of our clients specifically in the used vehicle business. Our products have fallen into two primary categories:

       software products for operation of auto dealers and business model consulting for dealers who provide on-site auto financing, referred to as ‘Buy Here-Pay Here’ dealers, and direct auto sales and financing through wholly-owned operations or joint venture arrangements.

          Our dealer software solutions focus on finance, sub-prime finance, dealer on-site finance operations and dealer accounting solutions while our business model consulting products focus on assisting our dealers in the successful operation of a dealer provided on-site finance business. Our principal software and consulting products include:

       Management System Plus (“MSP”) – Provides dealers with ability to process and manage on-site auto financing at the point of sale including inventory management, contracting and collection functionality.

       VisualCat – Provides dealers with the ability to offer prime and sub-prime financing through third-party lenders at the point of sale including inventory management, storage of lender criteria, credit bureau access and contracting functionality.

       Independent Dealer Accounting (“IDA”) – Provides a suite of accounting and financial reporting tools designed specifically for independent dealers, including real time integration with MSP and VisualCat.

       Traffic Management System – Provides dealers with the ability to track walk-in and phone traffic in the dealership including follow up list generation, sales result reporting and VisualCat interface functionality.

       Dealer Controlled Finance (“DCF”) Business Model Package – Provides dealers with a complete operation model for dealer provided on-site financing (Buy Here-Pay Here) including policies and procedures, sales methods, collections methods and manager and associate training.

       Guardian Consulting Service – Provides DCF dealers with a weekly review of goals, problem areas and operational results done through extraction of data from the dealer’s software, a written summary of results, and presentation of the report by conference call by a Carbiz consultant.

       On-site Consulting – Provides dealers with an on-site review of sales and collections policies and procedures including the presentation of a written summary of recommendations by a Carbiz consultant.

       Training and Seminars – Provides dealers with a manager training class and an associate training class held bi-monthly at the Carbiz facility in Sarasota, Florida as well as two day seminars held at various sites which provide training in basic operations of on-site financing (Buy Here-Pay Here) operations.

          In May 2004, we opened our first Carbiz Auto Credit center in Palmetto, Florida as a result of our decision to enter the direct automobile sales market. Our “credit center” is a used car dealership that offers financing on-site to customers with poor credit through the utilization of our software products and our DCF business model. Rather than continuing to focus only on our existing software and consulting, it was our intent to expand and diversify our business by opening additional credit centers in the future. In November 2004, our second Carbiz Auto Credit location was opened in St. Petersburg, Florida, and our third location was opened in Tampa, Florida in July 2005. On October 1, 2007 we acquired the assets and ongoing operations of twenty-six credit center locations including eight locations in Illinois, seven locations in Indiana, one location in Ohio, one location in Kentucky, two locations in Iowa, three locations in Nebraska, and four locations in Oklahoma. Two locations in Illinois and one location in Nebraska were merged into nearby locations. As a result of that acquisition, we now operate a total of twenty-six Carbiz Auto Credit locations in eight states.

          We have incurred net losses since our inception of approximately $31,846,704 and may incur losses and negative cash flows for at least the next two years. Our ability to fund our recurring losses from operations depends upon the market acceptance of our software and consulting, the success of our Carbiz Auto Credit center business, and/or raising other sources of financing.

Trafalgar Financing – February 28, 2007

          On February 28, 2007, we sold secured convertible debentures in an aggregate principal amount of $2,500,000 to Trafalgar Capital Specialized Investment Fund, Luxembourg (“Trafalgar”) for $2,500,000 pursuant to a securities purchase agreement dated February 28, 2007. The debentures are convertible at Trafalgar’s option into our common shares at a price per share equal to the lesser of (i) $0.22 or (ii) 85% of the lowest daily closing bid price of our common shares, as quoted by Bloomberg, L.P., for the five trading days immediately preceding the date of conversion. In addition, we issued to Trafalgar warrants to purchase up to an aggregate of 2,500,000 of our common shares at an exercise price of $0.15 per share, exercisable over the next 5 years. Trafalgar may not convert the debentures if such conversion would result in Trafalgar and its affiliates beneficially owning in excess of 4.99% of our then issued and outstanding common shares. Except within 60 days of the expiration date of the warrants, Trafalgar may not exercise the warrants if such conversion or exercise would result in Trafalgar and its affiliates beneficially owning in excess of 4.99% of our then issued and outstanding common shares.

          In connection with this transaction, we agreed to prepare and file with the Securities and Exchange Commission a registration statement of which this prospectus is a part to register our common shares for resale by Trafalgar and certain other selling shareholders listed in the “Selling Shareholders” section of this prospectus. As of February 28, 2007, there were 64,224,404 common shares outstanding. The 8,446,664 common shares being initially registered for resale by Trafalgar on the F-3 registration statement of which this prospectus is a part represent less than 30% of the non-affiliate shares outstanding as of February 28, 2007.

Trafalgar Financing – September 10, 2007

          On September 10, 2007, we sold secured convertible debentures in an aggregate principal amount of $1,000,000 to Trafalgar for $1,000,000 pursuant to a securities purchase agreement dated August 31, 2007. The debentures are convertible at Trafalgar’s option into our common shares at a price per share equal to the lesser of (i) $0.22 or (ii) 85% of the lowest daily closing bid price of the our common shares, as quoted by Bloomberg, L.P., for the five trading days immediately preceding the date of conversion. In addition, we issued to Trafalgar warrants to purchase up to an aggregate of 2,000,000 of our common shares, with 1,000,000 shares subject to purchase at an exercise price of $0.15 per share and 1,000,000 shares subject to purchase at an exercise price of $0.22 per share, exercisable until August 31, 2010. Trafalgar may not convert the debentures if such conversion would result in Trafalgar and its affiliates beneficially owning in excess of 4.99% of our then issued and outstanding common shares. Except within 60 days of the expiration date of the warrants, Trafalgar may not exercise the warrants if such conversion or exercise would result in Trafalgar and its affiliates beneficially owning in excess of 4.99% of our then issued and outstanding common shares.

          In connection with this transaction, we agreed to prepare and file with the Securities and Exchange Commission a registration statement of which this prospectus is a part to register our common shares for resale by Trafalgar and certain other selling shareholders listed in the “Selling Shareholders” section of this prospectus. As of September 10, 2007, there were 64,984,404 common shares outstanding. The 8,446,664 common shares being initially registered for resale by Trafalgar on the F-3 registration statement of which this prospectus is a part represent less than 30% of the non-affiliate shares outstanding as of September 10, 2007.

Recent Developments – Acquisition of Calcars and Related Trafalgar Financing

          On October 1, 2007, through our newly formed wholly-owned subsidiary, Carbiz Auto Credit AQ, Inc., we completed the acquisition of substantially all of the assets of Calcars AB, Inc. and Astra Financial Services, Inc., each of which were solely owned by John Calcott (together, "Calcars"). Under the terms of the transaction, we paid Calcars cash in the amount of approximately $18.6 million (the "Closing Payment") and assumed certain immaterial liabilities of Calcars for a total purchase price of approximately $20.4 million. The Closing Payment was funded by SWC Services LLC ("SWC"), an affiliate of Colossus Capital Fund, L.P. ("Colossus"), which was our senior lender. The Closing Payment was used to repay the obligations of Calcars to its senior lender, which was also an affiliate of Colossus. We purchased substantially all of the fixed assets of Calcars including notes receivable net of reserves of approximately $18.5 million.

          In order to effectuate the acquisition, we entered into an amended credit agreement with SWC. In connection with such amendment, SWC required that we obtain additional subordinated debt funding, which we obtained through the issuance of additional subordinated convertible debentures to Trafalgar and a group of individual investors which include certain of our directors and their affiliates.

          Accordingly, on September 26, 2007, we sold a secured convertible debenture in the aggregate principal amount of $1,500,000 to Trafalgar for $1,500,000 pursuant to a Securities Purchase Agreement dated September 26, 2007. The debenture is convertible at Trafalgar’s option into our common shares at a price per share equal to the lesser of (i) US$0.22 or (ii) 85% of the lowest daily closing bid price of our common shares, as quoted by Bloomberg, L.P., for the five trading days immediately preceding the date of conversion. In addition, we issued to Trafalgar warrants to purchase up to an aggregate of 2,000,000 shares of common stock at any time until September 26, 2010, with 500,000 shares subject to purchase at $0.01 per share, 500,000 shares subject to purchase at $0.10 per share, 500,000 shares subject to purchase at $0.15 per share, and 500,000 shares subject to purchase at $0.22 per share. Trafalgar may not convert the debentures if such conversion would result in Trafalgar and its affiliates beneficially owning in excess of 4.99% of our then issued and outstanding common shares. Except within 60 days of the expiration date of the warrants, Trafalgar may not exercise the warrants if such conversion or exercise would result in Trafalgar and its affiliates beneficially owning in excess of 4.99% of our then issued and outstanding common shares.

          In connection with the September 26, 2007 financing, we also agreed with Trafalgar to amend and reissue the prior warrants issued to Trafalgar in connection with the financings which closed on February 28, 2007 and September 10, 2007, to provide that the anti-dilution provisions of those warrants would not apply in the case of this or any future issuances of securities to Trafalgar, or as a result of the issuance of the warrants being issued to the investors in the private placement of debentures and warrants in connection with the Calcars acquisition. We also agreed to prepare and file with the Securities and Exchange Commission a registration statement of which this prospectus is a part to register our common shares for resale by Trafalgar and certain other selling shareholders listed in the “Selling Shareholders” section of this prospectus. As of September 26, 2007, there were 64,984,404 common shares outstanding. The 8,446,664 common shares being initially registered for resale by Trafalgar on the F-3 registration statement of which this prospectus is a part represent less than 30% of the non-affiliate shares outstanding as of September 26, 2007.

Our Corporate Information

          We were incorporated in the province of Ontario, Canada in March 1998. Our Canadian registered office is located at 180 Lesmill Rd, Toronto, Ontario, M3B, 2T5. Our United States registered agent is William Guerrant, Esq. of Hill, Ward & Henderson P.A. at 101 East Kennedy Blvd., Suite 3700, Tampa, Florida 33602. Our principal office is located at 7405 North Tamiami Trail, Sarasota, Florida 34243. Our telephone number at that location is (941) 953-3580,

          Our website address is www.carbiz.com. The information contained on, or that can be accessed through, our website is not a part of this prospectus.

RISK FACTORS

          Investing in our common shares involves substantial risk, including the potential loss of your entire investment. You should carefully consider the following factors as well as other information contained in this prospectus and any prospectus supplement before deciding to invest in our common shares.

Risks Related to Our Credit Center Business

Our lending to sub-prime borrowers may result in our financial position, liquidity and results of operations being adversely affected if we underestimate the default risk of these borrowers.

          With our credit center business, we intend to focus on serving customers with poor credit. These customers, often referred to as “sub-prime borrowers,” are individuals who have poor or badly impaired credit histories that make conventional financing unavailable to them. These individuals often have suffered multiple bankruptcies and have had multiple accounts defaulted upon and charged-off by previous lenders. Further, these individuals have low-paying jobs, no health insurance, and a history of not paying their bills timely. Sub-prime borrowers typically have higher-than-average delinquency and default rates. As a result, our risk management policies and procedures may not effectively manage the risks associated with lending to these borrowers. In the event that we underestimate the default risk of these borrowers, our financial position, liquidity and results of operations would be adversely affected, possibly to a material degree.

General economic conditions, which are beyond our control, could have an adverse impact on our financial position, liquidity and results of operations.

          During periods of economic slowdown or recession, such as the United States economy has at times experienced, delinquencies, defaults, repossessions and losses generally increase. These periods also may be accompanied by decreased consumer demand for automobiles and declining values of automobiles securing outstanding loans, which weakens collateral coverage and increases the amount of a loss in the event of default. Significant increases in the inventory of used automobiles during periods of economic recession may also depress the prices at which repossessed automobiles may be sold or delay the timing of these sales. Because the focus of our credit center business will be on sub-prime borrowers, the actual rates of delinquencies, defaults, repossessions and losses on these loans are higher than those experienced in the general automobile finance industry and could be more dramatically affected by a general economic downturn. In addition, during an economic slowdown or recession, our servicing costs may increase without a corresponding increase in our servicing income. The risk management policies and procedures employed to manage the higher risk inherent in loans made to sub-prime borrowers may not afford adequate protection against these risks. Any sustained period of increased delinquencies, defaults, repossessions or losses or increased servicing costs could also have a material adverse effect on our financial position, liquidity and results of operations.

We may not be able to compete successfully in the used automobile retail industry.

          Competition in the used automobile retail industry is intense and highly fragmented. We compete with (i) other similar used car dealerships that offer dealer provided on-site financing, (ii) the used vehicle retail operations of franchised automobile dealerships, (iii) independent used vehicle dealers, and (iv) individuals who sell used vehicles in private transactions. Also, we compete for both the purchase and resale of used vehicles. Some of our competitors have substantially greater financial resources than we do.

          Management believes the principal competitive factors in the sale of used vehicles include: (i) the availability of financing to consumers with limited credit histories or past credit problems, (ii) the breadth and quality of vehicle selection, (iii) pricing, (iv) the convenience of a dealership’s location, and (v) customer service. We may not be able to compete successfully in this market or against our competitors with respect to all of these competitive factors.

We are subject to federal and state government regulation and we may not be able to maintain all requisite licenses and permits. Also the adoption of additional, or revision of existing, rules and regulations could have a material adverse effect on our business.

          The auto financing services we provide at our credit centers, located in the States of Florida, Ohio, Indiana, Kentucky, Illinois, Iowa, Nebraska and Oklahoma, are subject to regulation, supervision and licensing under various federal, state and local statutes, ordinances and regulations.

          In each state, we are required to obtain a dealer license for the retail sales of automobiles, with the application and approval process conducted through the county in which the sales location is located. In addition, in Florida and Nebraska a state consumer credit regulatory agency regulates and enforces laws relating to consumer lenders and sales finance agencies such as us. These rules and regulations generally provide for licensing of sales finance agencies; limitations on the amount, duration and charges, including interest rates, for various categories of loans; requirements as to the form and content of finance contracts and other documentation;

and restrictions on collection practices and creditors’ rights. Under these regulations, we are required to obtain a finance license for each location and we are also subject to periodic examination by state regulatory authorities.

          We are also subject to extensive federal regulation, including the Truth in Lending Act, the Equal Credit Opportunity Act and the Fair Credit Reporting Act. These laws require us to provide certain disclosures to prospective borrowers and protect against discriminatory lending practices and unfair credit practices. The principal disclosures required under the Truth in Lending Act include the terms of repayment, the total finance charge and the annual percentage rate charged on each loan. The Equal Credit Opportunity Act prohibits creditors from discriminating against loan applicants on the basis of race, color, sex, age or marital status. According to Regulation B promulgated under the Equal Credit Opportunity Act, creditors are required to make certain disclosures regarding consumer rights and advise consumers whose credit applications are not approved of the reasons for the rejection. In addition, the credit scoring system we use must comply with the requirements for such a system as set forth in the Equal Credit Opportunity Act and Regulation B. The Fair Credit Reporting Act requires us to provide certain information to consumers whose credit applications are not approved on the basis of a report obtained from a consumer reporting agency. Additionally, we are subject to the Gramm-Leach-Bliley Act, which requires us to maintain privacy with respect to certain consumer data in our possession and to periodically communicate with consumers on privacy matters. We are also subject to the Soldiers’ and Sailors’ Civil Relief Act, which requires us to reduce the interest rate charged on each loan to customers who have subsequently joined, enlisted, been inducted or called to active military duty. Failure by us to comply with these statutes and regulations could result in consumers having rights of rescission and other remedies that could have an adverse effect on us.

          We believe that we maintain all material licenses and permits required for our current operations and are in substantial compliance with all applicable local, state and federal regulations. However, we may not be able to maintain all requisite licenses and permits, and the failure to satisfy those and other regulatory requirements could have a material adverse effect on our operations. Further, the adoption of additional, or the revision of existing, rules and regulations could have a material adverse effect on our business.

Risks Related to Our Company

We may not be successful in implementing our new business strategy.

          Until recently, our business operations have been focused primarily on the development of our software and consulting products for the North American automotive industry related to the purchase and financing of automobile transactions and the operations of dealer provided on-site financing (Buy Here-Pay Here) businesses. Rather than continuing to focus only on our existing software, and consulting, it is our intent to expand and diversify our business by opening used car dealerships that offer on-site financing to customers with poor credit using our products.

          As a result of our recent acquisition of twenty six credit center locations, our management faces multiple challenges in the process of integrating those locations into current Carbiz operations, including the infrastructure required, the collection of the acquired loan portfolio, and the implementation of sales, underwriting and collecting of new auto loans . If we are not successful in implementing this new business strategy, it would likely have a materially adverse effect on our financial position, liquidity and results of operations.

We have a history of losses. Additionally, several adverse conditions and events cast substantial doubt upon the validity of the assumption that we will continue as a going concern.

          We commenced operations in March 1998. We have incurred net losses in each fiscal year since inception. During the year-ended January 31, 2007, we incurred a loss of approximately $4,754,041, and at January 31, 2007, we had an accumulated deficit of approximately $26,833,484. As a result of our recent acquisition of twenty six credit center locations, we have increased our operating expenses in recent periods and plan further increases in the future. Also, the operation of the additional acquired locations will generate significantly greater revenues than we have to date. However, our business strategies may not be successful, and we may not be profitable in any future period.

          Further, the report from our independent auditors for the year-ended January 31, 2007 contains an explanatory paragraph stating that although our consolidated financial statements have been prepared assuming we will continue as a going concern, several adverse conditions and events cast substantial doubt upon the validity of this assumption. These include our recurring losses from operations and our net capital deficiency. If the going concern assumption were not appropriate to our financial statements, then adjustments would be necessary in the carrying values of our assets and liabilities, the reported net loss and the balance sheet classifications used. These changes could negatively impact our financial results, and could adversely affect the price of our common shares.

The conversion of our convertible securities and the exercise of our warrants could result in substantial dilution to the interests of our shareholders.

          As of October 31, 2007, there were outstanding options convertible into approximately 8,438,041 common shares and warrants exercisable into approximately 33,240,268 common shares. The conversion or exercise of our outstanding convertible securities and warrants would substantially increase the number of our common shares issued and outstanding and may decrease the percentage ownership of our current shareholders.

The sale of the common shares acquired by the Selling Shareholders upon the conversion of debentures or the exercise of warrants could cause the price of our common shares to decline.

          We are registering 65,832,416 common shares, including 33,225,401 common shares which have already been issued and outstanding. The number of common shares ultimately offered for sale by the Selling Shareholders under this prospectus is dependent upon the number of shares converted under the terms of the convertible debentures or exercised under the terms of the warrants by the Selling Shareholders. All 65,832,416 common shares registered in this offering are expected to be freely tradable. Depending upon market liquidity at the time, the sale of our common shares by Selling Shareholders under this offering at any given time could cause the trading price of our common shares to decline.

The market price of our common shares could be reduced if the holders of our warrants or convertible debentures exercise such warrants or convert such debentures, such that we would be required to issue additional common shares.

Current holders of our outstanding warrants and convertible debentures have the right to exercise such warrants and convert such debentures into our common shares. If all of our warrant holders exercised such warrants and all of our convertible debenture holders converted such debentures into common shares, we would have to issue approximately 41,414,407 additional common shares, which would result in substantial dilution to the equity interests of holders of our common shares. Public resales of our common shares following such warrant exercises and conversion of such convertible debentures could depress the prevailing market price of our common shares. Even prior to the actual warrant exercises or debenture conversions, the perception of a significant market “overhang” resulting from the existence of our obligation to honor the warrant exercises and debenture conversions could depress the market price of our common shares.

Furthermore, we concurrently have a concurrent offering of our common shares that will have a dilutive effect on any purchaser of shares under this prospectus and the registration statement of which it is a part. Our post-effective amendment to registration statement on Form F-3, which is being filed concurrently with this registration statement, covers 65,832,416 of our common shares currently outstanding or issuable upon the exercise of certain warrants.

Should our operating revenues fail to increase to provide sufficient cash flow to fund operations we may require additional financing, which we may be unable to obtain or which may have a dilutive effect on the percentage ownership of current shareholders.

          We estimate that our current cash flow from operations and our cash on hand are sufficient to fund our operations and service our debt obligations until approximately January 2009. Actual results that vary from projections may require the need for additional cash during that period. Our ability to arrange such financing in the future will depend in part upon the prevailing capital market conditions as well as our business performance. We may not be successful in our efforts to arrange additional financing, if needed, on terms satisfactory to us or at all. The failure to obtain adequate financing could result in a substantial curtailment of our operations and our ability to service our debt obligations. A failure to service our debt under the Trafalgar Debentures or our credit facility with Colossus Capital Fund, L.P. could result in a seizure of our assets. If additional financing is raised by the issuance of securities, control of Carbiz may change and/or our shareholders may suffer significant dilution.

We are dependent on key personnel, and we may not be able to attract or retain such key personnel in the future.

          Our performance and future operating results are substantially dependent on the continued service and performance of our senior management and key technical and sales personnel. Further, we may need to hire a number of technical and sales personnel. Competition for such personnel is intense, and we may not retain our key technical, sales and managerial employees or we may not be able to attract or retain highly qualified technical and managerial personnel in the future.

          The loss of the services of any of our senior management, including Carl Ritter, Ross Lye, and Stanton Heintz, or the inability to attract and retain the necessary technical, sales and managerial personnel could have a material adverse effect upon our business, financial condition, operating results and cash flows. We do not currently maintain “key man” insurance for any senior management or other key employees.

The concentration of common share ownership by our directors, officers and greater than 5% shareholders may delay, deter or prevent actions that would result in a change in control and might affect the market price of our common shares.

          Our present officers, directors and greater than 5% shareholders together beneficially own approximately 65.4% of our outstanding common shares, and our present officers and directors separately beneficially own 35,766,615 common shares or approximately 41.5% of our outstanding common shares. As a result, these shareholders, if they act together, are able to control all matters requiring shareholder approval including the election of directors and approval of significant corporate transactions. However, at this time, we are not aware of any formal or informal agreement of such persons to act together on matters that may affect us. This concentration of ownership may delay, deter or prevent actions that would result in a change of control and might affect the market price of our common shares.

The market price of our common shares has fluctuated significantly in the past and is likely to fluctuate significantly in the future.

          Since October 3, 2006, our common shares have traded on the Over-The-Counter Bulletin Board between a low of $0.07 per share and a high of $0.41 per share. During the prior two years ending on October 3, 2006, our common shares traded on the TSX Venture Exchange between a low of Cdn$0.06 per share and a high of Cdn$0.40 per share. Furthermore, securities markets have experienced significant price and volume fluctuations and the market prices of the securities of finance-related companies, including automobile finance companies, have been especially volatile. Fluctuations in our common shares could result from, among other things:

•	quarterly variations in operating results;
•	short-selling of our common shares;
•	significant sales or issuances of our common shares or the perception that such sales or issuances could occur;
•	events affecting other companies that investors deem to be comparable to us; and
•	general economic trends and conditions.

These market fluctuations might have a material adverse effect the market price of our common shares.

Because our common shares are quoted on the Over-The-Counter Bulletin Board, you may have difficulty reselling any of the common shares you purchase from a Selling Shareholder.

          Trading in stocks quoted on the Over-The-Counter Bulletin Board is often thin and characterized by wide fluctuations in trading prices due to many factors that may have little to do with a company’s operations or business prospects. Moreover, the Over-The-Counter Bulletin Board is not a stock exchange, and trading of securities on the Over-The-Counter Bulletin Board is often more sporadic than the trading of securities listed on a quotation system such as the NASDAQ Stock Market or a stock exchange such as the American Stock Exchange. Accordingly, you may have difficulty reselling any of the common shares you purchase from a Selling Shareholder.

If the trading in our common shares is less than $5.00 per common share, trading in our common shares would be subject to the penny stock rules.

          If the trading price of our common shares is less than $5.00 per share, trading in our common shares would be subject to the requirements of certain rules promulgated under the Securities Exchange Act of 1934, which require additional disclosure by broker-dealers in connection with any trades involving a stock defined as a “penny stock.” A broker-dealer is required to deliver to a customer information regarding the risks of investing in penny stocks, its offer and bid prices for the penny stock and the amount of compensation received by the broker-dealer with respect to such transactions. The additional burdens imposed upon broker-dealers may discourage broker-dealers from effecting transactions in our common shares, which could reduce the liquidity of our common shares and thereby have a material adverse effect on the trading market for our securities.

We may face costly difficulties in the assimilation of the operations, technologies and products of companies that we acquire in the future.

          We may, when and if the opportunity arises, acquire other products, technologies or businesses involved in activities, or having product lines, that are complementary to our business. Acquisitions involve numerous risks, including difficulties in the assimilation of the operations, technologies and products of the acquired companies, the diversion of management’s attention from other business concerns, risks associated with entering markets or conducting operations with which we have no or limited direct prior experience and the potential loss of key employees of the acquired company. Moreover, any anticipated benefits of an acquisition may not be realized. Future acquisitions by us could result in potentially dilutive issuances of equity securities, the incurrence of debt and contingent liabilities, and the write-off of acquired research and development costs, all of which could have a material adverse effect on our financial condition, results of operations and cash flows.

Our insurance coverage may be inadequate to cover all loses or liabilities that may be incurred in our operations.

          Our operations are subject to a number of hazards and risks. We maintain insurance at levels that are customary in our industry to protect against these liabilities; however, our insurance may not be adequate to cover all losses or liabilities that might be incurred in our operations. Moreover, we will be subject to the risk that we may not be able to maintain or obtain insurance of the type and amount desired at reasonable rates. If we were to incur a significant liability for which we were not fully insured, it could seriously harm our business.

We have never declared or paid dividends and we do not have plans to do so in the near future.

          We have never declared or paid any cash dividends on our common shares. The payment of any future dividends will be of the sole discretion of our board of directors. We currently intend to retain earnings to finance the expansion of our business and, therefore, we do not anticipate paying dividends in the foreseeable future. Therefore, you likely must rely upon the appreciation of our common share price to gain from your investment in our common shares.

You may face difficulties in attempting to pursue legal actions under U.S. laws against us, our directors and officers.

          We are incorporated under the laws of the province of Ontario, Canada. Some of our directors and officers are citizens or residents of countries other than the United States and certain of our assets and the assets of such persons are located outside of the United States. Consequently, it may be difficult for you to effect service of process within the United State upon our directors and officers or to realize in the United States upon judgments against such persons granted by courts of the United States based upon the civil liability provisions of the U.S. federal securities laws or other laws of the United States. There is doubt as to the enforceability against us and against our non-U.S. resident directors and officers, in original actions in Canadian courts, of liabilities based upon the U.S. federal securities laws and as to the enforceability against us and against our non-U.S. resident directors and officers in Canadian courts of judgments of U.S. courts obtained in actions based upon the civil liability provisions of the U.S. federal securities laws. As a result, it may not be possible to enforce those actions against us or against certain of our directors and officers.

There could be adverse Canadian tax consequences associated with the disposition of, or dividend related to, our common shares by U.S. residents.

          Holders of our common shares that are U.S. residents are required to comply with U.S. tax laws with respect to any dividends received on those common shares and any disposition made of those common shares by the U.S. resident. However, because we are incorporated in Canada, U.S. residents may also be subject to Canadian tax laws applicable to dividends received and dispositions made, such that, absent any contrary provision in an applicable tax treaty between the U.S. and Canada, U.S. residents may be subject to taxes on dividends received and dispositions made, both in the U.S. and in Canada. For more information related to tax consequences faced by U.S. residents, please see the section titled "Tax Consequences to United States Holders.”

Risks Related to Our Software and Business Model Consulting Business

We may not be able to compete successfully in the software product market.

          The market for our software products is intensely competitive, fragmented and rapidly changing. As we develop new products, we may begin competing with companies with whom we have not previously competed. It is also possible that new competitors will enter the market or that our competitors will form alliances that may enable them to rapidly increase their market share.

          Some of our actual and potential competitors are larger, better established companies and have greater technical, financial and marketing resources. Increased competition may result in price reductions, lower gross margins or loss of our market share, any of which could have a material adverse effect our business, financial condition and operating results.

Despite our efforts to protect our intellectual property rights, unauthorized parties may copy aspects of our products and use information that we regard as proprietary, and we may not have adequate remedies in the event of these types of breaches or unauthorized activities.

          Our success depends in part on our ability to protect our proprietary software and our other proprietary rights from copying, infringement or use by unauthorized parties. To protect our proprietary rights we rely primarily on a combination of trade secret and trademark laws, confidentiality agreements with employees and third parties, and protective contractual provisions such as those contained in license agreements with consultants, vendors and customers. A license agreement containing protective provisions is executed for each customer installation of our software, and each employee is required to execute a confidentially agreement. Depending upon the type of relationship we have with a third-party, such as a consultant or vendor, a confidentiality agreement is typically executed; however, we have not signed these types of agreements in each and every case in which we deal with third parties. Despite our efforts to protect our proprietary rights, unauthorized parties may copy aspects of our products and obtain and use information that we regard as proprietary. Other parties may breach confidentiality agreements and other protective contracts we have entered into. We may not become aware of, or have adequate remedies in the event of, these types of breaches or unauthorized activities.

If a copyright or patent has been issued or is issued in the future to a third-party that prevents us from using technology included in our products, we may be unsuccessful in any attempt by us to obtain a license or re-engineer our product to function without infringing the patent or copyright.

          If any of our products violate third-party proprietary rights, including copyrights and patents, we may be required to re-engineer our products or obtain licenses from third parties to continue offering our products without substantial re-engineering. Although some of our current and potential competitors have sought copyright or patent protection, we have not sought copyright or patent protection for our software products. If a copyright or patent has been issued or is issued in the future to a third-party that prevents us from using technology included in our products, we would need to obtain a license or re-engineer our product to function without infringing the patent or copyright. Any efforts to re-engineer our products or obtain licenses from third parties may not be successful and, in any case, could substantially increase our costs, or force us to interrupt product sales or delay product releases.

We require third-party licenses for some of our products, the terms of which we may not be able to negotiate or renegotiate on reasonable terms.

          Some of our products are designed to include intellectual property owned by third parties. We believe we have all of the necessary licenses from third parties to use and distribute third-party technology and content that we do not own that is used in our current products and services. From time to time we may be required to renegotiate with these third parties – or negotiate with new third parties – to include their technology or content in our existing products, in new versions of our existing products or in wholly new products. We may not be able to negotiate or renegotiate licenses on reasonable terms, or at all. If we are unable to obtain the rights necessary to use or continue to use third-party technology or content in our products and services, we may not be able to sell the affected products, which would in turn have a negative impact on our revenue and operating results.

We may be unsuccessful in developing and marketing on a timely and cost-effective basis new products that meet changing market conditions.

          We expect that a significant portion of our future revenue will be derived from the sale of newly introduced products and from enhancement of existing products. Our success will depend in part upon our ability to enhance our current products on a timely and cost-effective basis and to develop new products that meet changing market conditions, including changing customer needs, new competitive product offerings and enhanced technology. We may not be successful in developing and marketing on a timely and cost-effective basis new products and enhancements that respond to such changing market conditions. If we are unable to anticipate or adequately respond on a timely or cost-effective basis to changing market conditions, to develop new software products and enhancements to existing products, to correct errors on a timely basis or to complete products currently under development, or if such new products or enhancements do not achieve market acceptance, our business, financial condition, operating results and cash flows could be materially adversely effected. In light of the difficulties inherent in software development, we expect that we will experience delays in the completion and introduction of new software products.

Product defects discovered after commercial release could result in certain adverse effects, including exposing us to potential product liability claims.

          Software products as complex as ours may contain errors or defects, especially when first introduced or when new versions are released. We have had to delay commercial release of some versions of our products until software problems were corrected, and in some cases have provided product enhancements to correct errors in released products. Our new products and product enhancements or new applications or features may not be free from errors after commercial shipments have begun. Any errors that are discovered after commercial release could result in loss of revenues or delay in market acceptance, diversion of development resources, damage to our reputation, increased service and warranty costs and liability claims.

          Events of this type have occurred in the past, in particular with the development and release of our accounting product, Independent Dealer Accounting. At the time of its initial release and installation during the second half of 2004, we determined that a number of issues remained that were required to be completed or corrected in the program and, as a result, new sales were halted for approximately six months. Revenue for this product was projected to be approximately $8,000 per month in new license fees and recurring support revenue, with recurring revenue projected to grow at a rate of an additional $500 per month.

          Our end-user licenses contain provisions that limit our exposure to product liability claims, but these provisions may not be enforceable in all jurisdictions. A successful product liability claim could result in material liability and damage to our reputation.

The success of third parties in obtaining unauthorized confidential information from users of our products may damage our reputation and business and could subject us to liability.

          A fundamental requirement for online communications is the secure transmission of confidential information over the Internet. Users of our products transmit their and their customers’ confidential information over the Internet. In our license agreements with our customers, we disclaim responsibility for the security of confidential data and have contractual indemnities for any damages claimed against us. However, if unauthorized third parties are successful in obtaining confidential information from users of our products, our reputation and business may be damaged and, if our contractual disclaimers and indemnities are not enforceable, we may be subjected to liability.

Our business model consulting services may result in professional liability.

          Our business model consulting engagements involve matters that could have a severe impact on the client’s business and cause the client to lose significant amounts of money. Accordingly, if a client is dissatisfied with our performance, the client could threaten or bring litigation in order to recover damages or to contest its obligation to pay our fees. Litigation alleging that we performed negligently or otherwise breached our obligations to the client could expose us to significant liabilities and tarnish our reputation.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

          Except for statements of historical fact, certain information contained herein constitutes “forward-looking statements,” within Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In some cases, you can identify the forward-looking statements by our use of the words such as “may,” “will,” “should,” “could,” “expect,” “plan,” “estimate,” “predict,” “potential,” “continue,” “believe,” “anticipate,” “intend,” “expect,” or the negative or other variations of these words, or other comparable words or phrases.

          Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results or achievements to be materially different from any of our future results or achievements expressed or implied by such forward-looking statements. Such factors include, but are not limited to the following:

(i)	whether we are successful in implementing our business strategy;

(ii)	our ability to increase revenues in the future and to continue as a going concern;

(iii)	our ability to obtain additional financing on terms favorable to us, if at all, if our operating revenues fail to increase;

(iv)	our ability to attract and retain key personnel;

(v)

the impact on the market price of our common shares of the concentration of common share ownership by our directors, officers and greater than 5% shareholders, which may delay, deter or prevent actions that would result in a change of control;

(vi)	the significant fluctuation of the market price of our common shares;

(vii)	costly difficulties we may face in the assimilation of the operations, technologies and products of companies that we may acquire in the future;

(viii)	the adequacy of our insurance coverage to cover all losses or liabilities that may be incurred in our operations;

(ix)	our dividend policy;

(x)	the impact on our financial position, liquidity and results of operations if we underestimate the default risk of sub- prime borrowers;

(xi)	general economic conditions;

(xii)	general competition;

(xiii)	our ability to comply with federal and state government regulations;

(xiv)	our joint venture arrangements;

(xv)	potential infringement by us of third parties’ proprietary rights;

(xvi)	defects in our products;

(xvii)	litigation exposure related to refund anticipation loans;

(xviii)	our compliance with privacy laws;

(xix)	our ability to obtain adequate remedies in the event that our intellectual property rights are violated; and

(xx)	our ability to develop and market on a timely and cost-effective basis new products that meet changing market conditions.

          Although we believe that expectations reflected in these forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, achievements or other future events. Moreover, neither we nor anyone else assumes responsibility for the accuracy and completeness of these forward-looking statements. We are under no duty to update any of these forward-looking statements after the date of this report. You should not place undue reliance on these forward-looking statements.

INFORMATION ABOUT THE OFFERING

          This prospectus covers the sale of up to 65,832,416 common shares, no par value, of Carbiz Inc. by the Selling Shareholders identified in this prospectus. These shares consist of the following:

(A)

13,602,514 common shares consisting of (i) 8,446,664 shares underlying certain debentures and warrants issued in connection with our 2007 private placements with Selling Shareholder Trafalgar and (ii) 5,155,850 shares held by, or underlying warrants held by, certain Selling Shareholders who have piggyback registration rights for the securities held by each such security holder. These 13,602,514 shares are being initially registered on the F-3 Registration Statement of which this prospectus is a part.

(B)

52,229,902 common shares which were previously registered and covered by one or more prospectuses underlying our 2006 SB-2 Registration Statement. The prospectuses covered by the 2006 SB-2 Registration Statement are no longer effective and should not be relied upon.

          This is a combined prospectus made under Rule 429 of Regulation C of the Securities Act. This prospectus replaces and supersedes the prior prospectuses covering the foregoing common shares.

          The shares are being registered to permit the Selling Shareholders to sell the shares from time to time in the public market. We will not receive any proceeds from the sale of the shares by any Selling Shareholder. Assuming that all warrants held by the Selling Shareholders are exercised for cash, we will receive proceeds of approximately $3,625,541. We have agreed to bear all expenses of registration of the shares offered hereby under federal and state securities laws.

          As of October 3, 2006, our common shares were quoted on the United States Over-The-Counter Bulletin Board under the symbol “CBZFF.OB” and were voluntarily delisted on the TSX Venture Exchange. The last reported sale price of our common shares as reported on the Over-The-Counter Bulletin Board on January 11, 2008, was $0.29 per share. The Selling Shareholders, directly or through agents, brokers or dealers designated from time to time, may sell shares under this prospectus at market prices prevailing at the time of sale or at negotiated prices. See the section of this document titled “Plan of Distribution.”

MARKET PRICE OF COMMON SHARES

          As of October 3, 2006, our common shares were quoted on the Over-The-Counter Bulletin Board and were voluntarily delisted from the TSX Venture Exchange. Our common shares are quoted on the Over-The-Counter Bulletin Board under the symbol “CBZFF.OB”. The Over-The-Counter Bulletin Board is the principal trading market for our common shares, which are not listed on any other exchanges in or outside the United States.

Over-The-Counter Bulletin Board

          The high and low sales prices in U.S. dollars on the Over-The-Counter Bulletin Board of our common shares during the periods indicated are as follows:

Annual:	High	Low
Fiscal Year-Ending January 31, 2008 (through Third Quarter)	US$0.41	US$0.09
Fiscal Year-Ending January 31, 2007 (beginning October 3, 2006)	US$0.25	US$0.07

Quarterly:	High	Low
Fiscal Year-Ending January 31, 2008
Third Quarter	US$0.41	US$0.18
Second Quarter	US$0.28	US$0.09
First Quarter	US$0.31	US$0.12

Fiscal Year-Ending January 31, 2007

Fourth Quarter	US$0.25	US$0.07
Third Quarter (beginning October 3, 2006)	US$0.18	US$0.13
Second Quarter	N/A	N/A
First Quarter	N/A	N/A

Monthly:	High	Low
October 2007	US$0.41	US$0.25
September 2007	US$0.31	US$0.21
August 2007	US$0.24	US$0.18
July 2007	US$0.28	US$0.11
June 2007	US$0.15	US$0.10
May 2007	US$0.15	US$0.09

TSX Venture Exchange

          The quarterly high and low sales price information in Canadian dollars on the TSX Venture Exchange of our common shares during the periods indicated are as follows:

Annual:	High	Low
Fiscal Year-Ending January 31, 2007 (ending October 2, 2006)	Cdn$0.21	Cdn$0.04
Fiscal Year-Ending January 31, 2006	Cdn$0.20	Cdn$0.06
Fiscal Year-Ending January 31, 2005	Cdn$0.40	Cdn$0.12
Fiscal Year-Ending January 31, 2004	Cdn$0.40	Cdn$0.06
Fiscal Year-Ending January 31, 2003	Cdn$0.10	Cdn$0.04

Quarterly:	High	Low
Fiscal Year-Ending January 31, 2007
Fourth Quarter	N/A	N/A
Third Quarter (ending October 2, 2006)	Cdn$0.21	Cdn$0.08
Second Quarter	Cdn$0.11	Cdn$0.06
First Quarter	Cdn$0.10	Cdn$0.06

Fiscal Year-Ending January 31, 2006
Fourth Quarter	Cdn$0.14	Cdn$0.06
Third Quarter	Cdn$0.15	Cdn$0.06
Second Quarter	Cdn$0.20	Cdn$0.06
First Quarter	Cdn$0.20	Cdn$0.11

CURRENCY AND EXCHANGE RATES

          Some of the financial and other information included in this prospectus is presented in Canadian dollars (“Cdn$”). The following table sets out the exchange rates, based on the noon buying rates in New York City for cable transfers in foreign currencies, as certified for customs purposes by the Federal Reserve Bank of New York, for the conversion of Canadian dollars into United States dollars in effect at the end of the following periods, and the average exchange rates (based on the average of the exchange rates on the last day of each month in such periods) and the range of high and low exchange rates for such periods.

	Years Ended January 31,
	2002	2003	2004	2005	2006	2007

Average for the period	0.6414	0.6392	0.7289	0.8246	0.8641	0.8503

          The following tables set out the high and low exchange rates for one Cdn$ expressed in terms of one US$ in effect at the end of the following periods.

	MAY.	JUN.	JUL.	AUG.	SEP.	OCT.
	2007	2007	2007	2007	2007	2007
High for the Month	0.9345	0.9452	0.9641	0.9527	1.0041	1.0531

Low for the Month	0.8980	0.9322	0.9355	0.9299	0.9469	0.9998

          As of January 11, 2008, the noon rate of exchange, as reported by the Federal Reserve Bank of New York for the conversion of United States dollars into Canadian dollars was US$0.98 (US$1.00 = Cdn$1.0198). Unless otherwise indicated in this prospectus, all references herein are to United States dollars.

OFFER STATISTICS AND EXPECTED TIMETABLE

          The Selling Shareholders identified in this prospectus may sell from time to time up to 65,832,416 of our common shares pursuant to this prospectus. We have agreed with the Selling Shareholders to keep the registration statement of which this prospectus is a part effective until such time as all of the common shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement.

CAPITALIZATION AND INDEBTEDNESS

          The following table sets forth our capitalization as at October 31, 2007. Because we will not be receiving proceeds pursuant to the sale of newly issued securities in this offering, our capitalization table is not adjusted to reflect the offering. This table should be read in conjunction with our financial statements, which are incorporated by reference in this prospectus.

As at October 31,
2007

Indebtedness
Guaranteed Indebtedness	$-
Unguaranteed Indebtedness	$-
Secured Indebtedness – Debenture (1)	$5,000,000
Secured Indebtedness – Line of Credit	$18,876,923
Unsecured Indebtedness – Debenture (1)	$800,000
Total Indebtedness	$24,676,923

Shareholders’ Equity (Deficiency):
Common Shares; Unlimited shares authorized, 65,101,521 common shares issued and outstanding as at October 31, 2007	$16,274,119
Additional Paid-In Capital	$6,962,307
Other Comprehensive Loss	$(385,197)
Accumulated Deficit	$(31,530,931)
Total Shareholders’ Equity (Deficiency)	$(8,679,702)

Total Capitalization	$23,236,426

(1) Reflects the face value of convertible debentures issued as of October 31, 2007. The October 31, 2007 financial statements will show the amortized loan amount and the compound derivative liability amount of the debentures as of that date.

USE OF PROCEEDS

          The proceeds from the sale of our common shares being offered by the Selling Shareholders pursuant to this prospectus and any prospectus supplement, if applicable, net of any broker’s fee or commissions, will belong to the Selling Shareholders.

          Assuming that all common share purchase warrants held by the Selling Shareholders are exercised for cash, we will receive proceeds of approximately $3,625,541, which we intend to use for working capital and general corporate purposes. We will not receive any proceeds from the sale by the Selling Shareholders of their common shares or common shares issued to them upon exercise of our common share purchase warrants.

          We have agreed to bear the expenses in connection with the registration of the common shares being offered by the Selling Shareholders under this prospectus, which we have estimated to be approximately $70,159.

INTERESTS OF EXPERTS AND COUNSEL

          None of the experts or counselors named in this prospectus was employed on a contingent basis, owns an amount of shares in the company or its subsidiaries which is material to that person, or has a material, direct or indirect economic interest in the company or that depends on the success of the offering.

SELLING SHAREHOLDERS

          The table below lists the Selling Shareholders and other information regarding the beneficial ownership of the common shares by each of the Selling Shareholders as of November 30, 2007. The information is based on information provided by or on behalf of the Selling Shareholders. The table assumes that all securities being offered by the Selling Shareholders pursuant to this prospectus are ultimately sold in the offering. Except as noted in the table below, none of the Selling Shareholders have had any material relationship with us within the past three years. The total number of common shares outstanding as of December 14, 2007 was 95,101,521. This number includes 30,000,000 common shares held in escrow and pledged by the company pursuant to a Pledge Agreement with one of the Selling Shareholders.

          Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes voting and investment power with respect to our common shares. Common shares subject to convertible debentures, warrants or options that are currently convertible or exercisable or convertible or exercisable within 60 days after December 14, 2007 are deemed to be beneficially owned by the person holding those securities for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other shareholder.

	Common Shares		Common Shares	Common Shares
Name of Selling Shareholder	Beneficially Owned Prior to		Offered by this	Beneficially Owned
	Offering		Prospectus	After Offering
	Number	Percentage		Number	Percentage
Ayers, Dirk S.	200,000 (1)	*	200,000 (1)	-	*
Coutts, Vivian Gai	500,000 (2)	*	500,000 (2)	-	*
Fusani, Jerry T.	244,473 (3)	*	243,513 (4)	960	*
Gallucci, John	4,862,511 (5)	5.1%	4,862,511 (5)	-	*
Guttman, Maurice A.	1,000,000 (6)	*	1,000,000 (6)	-	*
Heintz, Stanton	724,709 (7)	*	269,709 (8)	455,000	*
Hoefer, Debra J.	543,513 (9)	*	543,513 (9)	-	*
Hughes, John	574,070 (10)	*	574,070 (10)	-	*
Kochevar, G. Raymond	244,473 (11)	*	243,513 (12)	960	*
Kochevar, Jon R.	8,069,247 (13)	8.5%	8,027,138 (14)	42,109	*
Lye, Ross Richard	1,163,200 (15)	1.2%	752,200 (16)	411,000	*
Medipac International, Inc.	7,447,603 (17)	7.9%	7,447,603 (17)	-	*
Moore, Bruce	88,912 (18)	*	88,188 (19)	724	*
Moore, Keith A.	318,792 (20)	*	316,997 (21)	1,795	*
Moore, Kent Ashley	723,504 (22)	*	720,450 (23)	3,054	*
Popel, Theodore	2,709,559 (24)	2.8%	1,760,395 (25)	949,164	1.00%
Quigley, Ross	28,785,918 (26)	30.4%	17,134,551 (27)	11,651,367	12.25%
Quigley, Samuel	1,189,000 (28)	1.3%	1,189,000 (28)	-	*

Ritter, Carl	4,270,737 (29)	4.5%	2,746,129 (30)	406,000 (31)	*
Ritter, Carol	4,270,737 (32)	4.5%	1,118,608 (33)	406,000 (34)	*
Sistilli, Aldo	399,433 (35)	*	34,004 (36)	365,429	*
Snively, Richard L.	288,954 (37)	*	287,733 (38)	1,221	*
Kohen, Michael	150,000 (39)	*	150,000 (39)	-	*
Trafalgar Capital Specialized Investment Fund, Luxembourg	8,446,664 (40) (41)	4.99%	8,446,664 (40) (41)	4,745,566 (41)	4.99%
Vicis Capital Master Fund	7,175,927 (42)	7.6%	7,175,927 (42)	-	*
Total	84,391,936	88.7%	65,832,416	19,440,349	20.44%

* Indicates less than one percent (1%).

(1) These shares are being originally registered on our registration statement on Form F-3 of which this prospectus is a part (the “F-3 Registration Statement”). Includes 100,000 common shares issuable upon exercise of certain common share purchase warrants. The address is 1759 Racimo Drive, Sarasota, Florida 34240.

(2) These shares are being originally registered on the Form F-3 Registration Statement. Includes 250,000 common shares issuable upon exercise of certain common share purchase warrants. The address is 3287 W. 22nd Avenue, Vancouver, British Columbia, Canada V6L1N1.

(3) Includes 58,411 common shares underlying class A common share purchase warrants and 29,205 common shares underlying class B common share purchase warrants. Each class A common share purchase warrant may be exercised through October 12, 2009 for one common share at an exercise price of Cdn$0.12 per common share, each class B common share purchase warrant may be exercised through October 12, 2009 for one common share at an exercise price of Cdn$0.12 per common share. Also includes 50,953 common shares underlying other common share purchase warrants, exercisable through September 5, 2008 for one common share at an exercise price of Cdn$0.15 per common share. The address is 748 Silk Oak Drive, Venice, Florida 32493.

(4) 143,513 of these shares were originally registered on our registration statement on Form SB-2 (SEC File No. 333-129408) which went effective on September 1, 2006 and its related pre-effective and post-effective amendments (the “2006 SB-2 Registration Statement”), and 100,000 of these shares are being originally registered on the F-3 Registration Statement. The 143,513 shares registered on the 2006 SB-2 Registration Statement include 58,411 common shares underlying class A common share purchase warrants and 29,205 common shares underlying class B common share purchase warrants. Each class A common share purchase warrant may be exercised through October 12, 2009 for one common share at an exercise price of Cdn$0.12 per common share, each class B common share purchase warrant may be exercised through October 12, 2009 for one common share at an exercise price of Cdn$0.12 per common share. The 100,000 shares being originally registered on the F-3 Registration Statement include 50,000 common shares underlying other common share purchase warrants, exercisable through September 5, 2008 for one common share at an exercise price of Cdn$0.15 per common share.

(5) These shares were originally registered on the 2006 SB-2 Registration Statement. Includes 4,223,511 common shares held in the name of 1144822 Ontario Inc., a company of which Mr. Gallucci is the President and owner of one-third of the outstanding securities.

(6) These shares are being originally registered on the Form F-3 Registration Statement. The address is 4742 Ben Johnson Circle, Sarasota, FL 34241. Includes 500,000 common shares issuable upon exercise of certain common share purchase warrants.

(7) Includes 410,112 common shares issuable upon exercise of options.

(8) These shares were originally registered on the 2006 SB-2 Registration Statement.

(9) 143,513 of these shares were originally registered on the 2006 SB-2 Registration Statement, and 400,000 of these shares are being originally registered on the F-3 Registration Statement. The 143,513 shares registered on the 2006 SB-2 Registration Statement include 58,411 common shares underlying class A common share purchase warrants and 29,205 common shares underlying class B common share purchase warrants. Each class A common share purchase warrant may be exercised through October 12, 2009 for one common share at an exercise price of Cdn$0.12 per common share, each class B common share purchase warrant may be exercised through October 12, 2009 for one common share at an exercise price of Cdn$0.12 per common share. The 400,000 shares being originally registered on the F-3 Registration Statement include 200,000 common shares underlying other common share purchase warrants, exercisable through September 5, 2008 for one common share at an exercise price of Cdn$0.15 per common share. The address is 2130 Jasmine Way, North Port, FL 34285.

(10) These shares were originally registered on the 2006 SB-2 Registration Statement. Includes 233,652 common shares underlying class A common share purchase warrants and 116,825 common shares underlying class B common share purchase warrants. Each class A common share purchase warrant may be exercised through October 12, 2009 for one common share at an exercise price of Cdn$0.12 per common share, each class B common share purchase warrant may be exercised through October 12, 2009 for one common share at an exercise price of Cdn$0.12 per common share. The address is 8112 Collingwood Ct, University Park, FL 34201-2349.

(11) Includes 58,411 common shares underlying class A common share purchase warrants and 29,205 common shares underlying class B common share purchase warrants. Each class A common share purchase warrant may be exercised through October 12, 2009 for one common share at an exercise price of Cdn$0.12 per common share, each class B common share purchase warrant may be exercised through October 12, 2009 for one common share at an exercise price of Cdn$0.12 per common share. Also includes 50,953 common shares underlying other common share purchase warrants, exercisable through September 5, 2008 for one common share at an exercise price of Cdn$0.15 per common share. The address is 748 Silk Oak Drive, Venice, Florida 32493.

(12) 143,513 of these shares were originally registered on our registration statement on Form SB-2 (SEC File No. 333-129408) which went effective on September 1, 2006 and its related pre-effective and post-effective amendments (the “2006 SB-2 Registration Statement”), and 100,000 of these shares are being originally registered on the F-3 Registration Statement. The 143,513 shares registered on the 2006 SB-2 Registration Statement include 58,411 common shares underlying class A common share purchase warrants and 29,205 common shares underlying class B common share purchase warrants. Each class A common share purchase warrant may be exercised through October 12, 2009 for one common share at an exercise price of Cdn$0.12 per common share, each class B common share purchase warrant may be exercised through October 12, 2009 for one common share at an exercise price of Cdn$0.12 per common share. The 100,000 shares being originally registered on the F-3 Registration Statement include 50,000 common shares underlying other common share purchase warrants, exercisable through September 5, 2008 for one common share at an exercise price of Cdn$0.15 per common share.

(13) Includes 2,276,246 common shares underlying class A common share purchase warrants and 1,138,121 common shares underlying class B common share purchase warrants. 2,248,178 class A common share purchase warrants may be exercised through October 12, 2009 for one common share at an exercise price of Cdn$0.12 per common share, and 1,124,080 class B common share purchase warrants may be exercised through October 12, 2009 for one common share at an exercise price of Cdn$0.12 per common share. 28,068 class A common share purchase warrants may be exercised through April 6, 2011 for one common share at an exercise price of Cdn$0.12 per common share, and 14,041 class B common share purchase warrants may be exercised through April 6, 2011 for one common share at an exercise price of Cdn$0.12 per common share. Also includes 1,250,000 common shares underlying other common share purchase warrants exercisable through September 5, 2008 for one common share at an exercise price of Cdn$0.15 per common share. The address is 5307 Hunt Club Way, Sarasota, Florida 34238.

(14) 5,327,138 of these shares were originally registered on the 2006 SB-2 Registration Statement, and 2,700,000 of these shares are being originally registered on the F-3 Registration Statement. The 5,327,138 shares registered on the 2006 SB-2 Registration Statement include 2,276,246 common shares underlying class A common share purchase warrants and 1,138,121 common shares underlying class B common share purchase warrants. 2,248,178 class A common share purchase warrants may be exercised through October 12, 2009 for one common share at an exercise price of Cdn$0.12 per common share, and 1,124,080 class B common share purchase warrants may be exercised through October 12, 2009 for one common share at an exercise price of Cdn$0.12 per common share. 28,068 class A common share purchase warrants may be exercised through April 6, 2011 for one common share at an exercise price of Cdn$0.12 per common share, and 14,041 class B common share purchase warrants may be exercised through April 6, 2011 for one common share at an exercise price of Cdn$0.12 per common share. The 2,700,000 shares being originally registered on the F-3 Registration Statement include 1,250,000 common shares underlying other common share purchase warrants exercisable through September 5, 2008 for one common share at an exercise price of Cdn$0.15 per common share.

(15) Includes 411,000 common shares issuable upon exercise of options.

(16) These shares were originally registered on the 2006 SB-2 Registration Statement.

(17) These shares were originally registered on the 2006 SB-2 Registration Statement.

(18) Includes 58,411 common shares underlying class A common share purchase warrants and 29,205 common shares underlying class B common share purchase warrants. Each class A common share purchase warrant may be exercised through October 12, 2009 for one common share at an exercise price of Cdn$0.12 per common share, each class B common share purchase warrant may be exercised through October 12, 2009 for one common share at an exercise price of Cdn$0.12 per common share. Also includes 1,296 common shares underlying other common share purchase warrants exercisable through September 5, 2008 for one common share at an exercise price of Cdn$0.15 per common share. The address is 348 East Broad Street, Newton Falls, Ohio 44444. W

(19) 87,616 of these shares were originally registered on the 2006 SB-2 Registration Statement, and 572 of these shares are being originally registered on the F-3 Registration Statement. The 87,616 shares registered on the 2006 SB-2 Registration Statement include 58,411 common shares underlying class A common share purchase warrants and 29,205 common shares underlying class B common share purchase warrants. Each class A common share purchase warrant may be exercised through October 12, 2009 for one common share at an exercise price of Cdn$0.12 per common share, each class B common share purchase warrant may be exercised through October 12, 2009 for one common share at an exercise price of Cdn$0.12 per common share. The 572 shares being originally registered on the F-3 Registration Statement include 343 common shares underlying other common share purchase warrants exercisable through September 5, 2008 for one common share at an exercise price of Cdn$0.15 per common share.

(20) Includes 128,507 common shares underlying class A common share purchase warrants and 64,253 common shares underlying class B common share purchase warrants. Each class A common share purchase warrant may be exercised through October 12, 2009 for one common share at an exercise price of Cdn$0.12 per common share, each class B common share purchase warrant may be exercised through October 12, 2009 for one common share at an exercise price of Cdn$0.12 per common share. Also includes 2,552 common shares underlying other common share purchase warrants exercisable through September 5, 2008 for one common share at an exercise price of Cdn$0.15 per common share. The address is 7738 Fern Drive, Mentor On The Lake, Ohio 44060.

(21) 315,735 of these shares were originally registered on the 2006 SB-2 Registration Statement, and 1,262 of these shares are being originally registered on the F-3 Registration Statement. The 315,735 shares registered on the 2006 SB-2 Registration Statement include 128,507 common shares underlying class A common share purchase warrants and 64,253 common shares underlying class B common share purchase warrants. Each class A common share purchase warrant may be exercised through October 12, 2009 for one common share at an exercise price of Cdn$0.12 per common share, each class B common share purchase warrant may be exercised through October 12, 2009 for one common share at an exercise price of Cdn$0.12 per common share. The 1,262 shares being originally registered on the F-3 Registration Statement include 757 common shares underlying other common share purchase warrants exercisable through September 5, 2008 for one common share at an exercise price of Cdn$0.15 per common share.

(22) Includes 292,062 common shares underlying class A common share purchase warrants and 146,030 common shares underlying class B common share purchase warrants. Each class A common share purchase warrant may be exercised through October 12, 2009 for one common share at an exercise price of Cdn$0.12 per common share, each class B common share purchase warrant may be exercised through October 12, 2009 for one common share at an exercise price of Cdn$0.12 per common share. Also includes 4,776 common shares underlying other common share purchase warrants exercisable through September 5, 2008 for one common share at an exercise price of Cdn$0.15 per common share. The address is 1920 Kirtstone Terrace, Painesville TWP, Ohio 44077.

(23) 717,580 of these shares were originally registered on the 2006 SB-2 Registration Statement, and 2,870 of these shares are being originally registered on the F-3 Registration Statement. The 717,580 shares registered on the 2006 SB-2 Registration Statement include 292,062 common shares underlying class A common share purchase warrants and 146,030 common shares underlying class B common share purchase warrants. Each class A common share purchase warrant may be exercised through October 12, 2009 for one common share at an exercise price of Cdn$0.12 per common share, each class B common share purchase warrant may be exercised through October 12, 2009 for one common share at an exercise price of Cdn$0.12 per common share. The 2,870 shares being originally registered on the F-3 Registration Statement include 1,722 common shares underlying other common share purchase warrants exercisable through September 5, 2008 for one common share at an exercise price of Cdn$0.15 per common share.

(24) Includes (i) 198,000 common shares issuable upon exercise of options, and (ii) 464,518 common shares underlying class A common share purchase warrants and 232,258 common shares underlying class B common share purchase warrants. Each class A common share purchase warrant may be exercised through October 12, 2009 for one common share at an exercise price of Cdn$0.12 per common share, each class B common share purchase warrant may be exercised through October 12, 2009 for one common share at an exercise price of Cdn$0.12 per common share. Also includes 375,582 common shares underlying other common share purchase warrants exercisable through September 5, 2008 for one common share at an exercise price of Cdn$0.15 per common share. Although Mr. Popel is an officer of Medipac International Inc., he disclaims beneficial ownership of the securities held by Medipac International Inc.

(25) These shares were originally registered on the 2006 SB-2 Registration Statement. Includes 464,518 common shares underlying class A common share purchase warrants and 232,258 common shares underlying class B common share purchase warrants. Each class A common share purchase warrant may be exercised through October 12, 2009 for one common share at an exercise price of Cdn$0.12 per common share, each class B common share purchase warrant may be exercised through October 12, 2009 for one common share at an exercise price of Cdn$0.12 per common share.

(26) Includes (i) 635,000 common shares issuable upon exercise of options, (ii) 7,447,603 common shares held in the name of Medipac International Inc., a company wholly-owned and controlled by Mr. Quigley, (iii) 1,189,000 common shares held in the name of Samuel A. Quigley, who is Mr. Quigley’s son, (iv) 1,189,882 common shares underlying common share purchase warrants exercisable through September 5, 2008 at an exercise price of $0.15 per share; (v) 464,518 common shares underlying class A common share purchase warrants and 232,258 common shares underlying class B common share purchase warrants that were issued upon the conversion of a Cdn$50,000 convertible debenture, (vi) 1,469,707 common shares underlying class A common share purchase warrants and 734,852 common shares underlying class B common share purchase warrants that were issued upon conversion of a Cdn$161,384 convertible debenture, and (vii) 5,342,023 common shares underlying class A common share purchase warrants and 2,671,011 common shares underlying class B common share purchase warrants that were issued upon conversion of a Cdn$586,050 convertible debenture. Each class A common share purchase warrant issued upon conversion of the Cdn$50,000 convertible debenture may be exercised through October 12, 2009 for one common share at an exercise price of Cdn$0.12 per common share, and each class B common share purchase warrant issued upon conversion of the Cdn$50,000 convertible debenture may be exercised through October 12, 2009 for one common share at an exercise price of Cdn$0.12 per common share. Each class A common share purchase warrant issued upon conversion of the Cdn$161,384 and Cdn$586,050 convertible debentures may be exercised through October 6, 2010 for one common share at an exercise price of Cdn$0.12 per common share, and each class B common share purchase warrant issued upon conversion of the Cdn$161,384 and Cdn$586,050 convertible debentures may be exercised through October 6, 2010 for one common share at an exercise price of Cdn$0.12 per common share.

(27) These shares were originally registered on the 2006 SB-2 Registration Statement. Includes (i) 464,518 common shares underlying class A common share purchase warrants and 232,258 common shares underlying class B common share purchase warrants that were issued upon the conversion of a Cdn$50,000 convertible debenture, (ii) 1,469,707 common shares underlying class A common share purchase warrants and 734,852 common shares underlying class B common share purchase warrants that were issued upon conversion of a Cdn$161,384 convertible debenture, and (iii) 5,342,023 common shares underlying class A common share purchase warrants and 2,671,011 common shares underlying class B common share purchase warrants that were issued upon conversion of a Cdn$586,050 convertible debenture. Each class A common share purchase warrant issued upon conversion of the Cdn$50,000 convertible debenture may be exercised through October 12, 2009 for one common share at an exercise price of Cdn$0.12 per common share, and each class B common share purchase warrant issued upon conversion of the Cdn$50,000 convertible debenture may be exercised through October 12, 2009 for one common share at an exercise price of Cdn$0.12 per common share. Each class A common share purchase warrant issued upon conversion of the Cdn$161,384 and Cdn$586,050 convertible debentures may be exercised through October 6, 2010 for one common share at an exercise price of Cdn$0.12 per common share, and each class B common share purchase warrant issued upon conversion of the Cdn$161,384 and Cdn$586,050 convertible debentures may be exercised through October 6, 2010 for one common share at an exercise price of Cdn$0.12 per common share.

(28) These shares were originally registered on the 2006 SB-2 Registration Statement.

(29) Includes (i) 406,000 common shares issuable upon exercise of options, (ii) 106,755 common shares underlying class A common share purchase warrants and 53,377 common shares underlying class B common share purchase warrants, and (iii) 435,444 common shares, 455,443 common shares underlying class A common share purchase warrants and 227,721 common shares underlying class B common share purchase warrants held by Carol Ritter, Mr. Ritter’s wife. Each class A common share purchase warrant may be exercised through October 6, 2010 for one common share at an exercise price of Cdn$0.12 per common share, each class B common share purchase warrant may be exercised through October 6, 2010 for one common share at an exercise price of Cdn$0.12 per common share.

(30) These shares were originally registered on the 2006 SB-2 Registration Statement. Includes 106,755 common shares underlying class A common share purchase warrants and 53,377 common shares underlying class B common share purchase warrants. Each class A common share purchase warrant may be exercised through October 6, 2010 for one common share at an exercise price of Cdn$0.12 per common share, each class B common share purchase warrant may be exercised through October 6, 2010 for one common share at an exercise price of Cdn$0.12 per common share.

(31) Assumes all shares registered on behalf of Carol Ritter under this prospectus are sold.

(32) Includes (i) 455,443 common shares underlying class A common share purchase warrants and 227,721 common shares underlying class B common share purchase warrants, and (ii) 2,585,997 common shares, 406 common shares issuable upon exercise of options, 106,755 common shares underlying class A common share purchase warrants and 53,377 common shares underlying class B common share purchase warrants held by Carl Ritter, Ms. Ritter’s husband. Each class A common share purchase warrant may be exercised through October 6, 2010 for one common share at an exercise price of Cdn$0.12 per common share, each class B common share purchase warrant may be exercised through October 6, 2010 for one common share at an exercise price of Cdn$0.12 per common share.

(33) These shares were originally registered on the 2006 SB-2 Registration Statement. Includes 455,443 common shares underlying class A common share purchase warrants and 227,721 common shares underlying class B common share purchase warrants. Each class A common share purchase warrant may be exercised through October 6, 2010 for one common share at an exercise price of Cdn$0.12 per common share, each class B common share purchase warrant may be exercised through October 6, 2010 for one common share at an exercise price of Cdn$0.12 per common share.

(34) Assumes all shares registered on behalf of Carl Ritter under this prospectus are sold.

(35) Includes 365,429 common shares issuable upon exercise of options.

(36) These shares were originally registered on the 2006 SB-2 Registration Statement.

(37) Includes 116,825 common shares underlying class A common share purchase warrants and 58,411 common shares underlying class B common share purchase warrants. Each class A common share purchase warrant may be exercised through October 12, 2009 for one common share at an exercise price of Cdn$0.12 per common share, each class B common share purchase warrant may be exercised through October 12, 2009 for one common share at an exercise price of Cdn$0.12 per common share. Also includes 1,908 common shares underlying other common share purchase warrants exercisable through September 5, 2008 for one common share at an exercise price of Cdn$0.15 per common share. The address is 6299 Cambridge Pk, Mentor, OH 44060.

(38) 286,587 of these shares were originally registered on the 2006 SB-2 Registration Statement, and 1,146 of these shares are being originally registered on the F-3 Registration Statement. The 286,587 shares registered on the 2006 SB-2 Registration Statement include 116,825 common shares underlying class A common share purchase warrants and 58,411 common shares underlying class B common share purchase warrants. Each class A common share purchase warrant may be exercised through October 12, 2009 for one common share at an exercise price of Cdn$0.12 per common share, each class B common share purchase warrant may be exercised through October 12, 2009 for one common share at an exercise price of Cdn$0.12 per common share. The 1,146 shares being originally registered on the F-3 Registration Statement include 687 common shares underlying other common share purchase warrants exercisable through September 5, 2008 for one common share at an exercise price of Cdn$0.15 per common share.

(39) These shares are being originally registered on the F-3 Registration Statement. The address is 36-951 Toolbox Spring Rd, Mountain Center, CA 92561.

(40) These shares are being originally registered on the F-3 Registration Statement. Includes (i) 6,500,000 common shares issuable upon exercise of certain warrants and (ii) 1,946,664 common shares issuable upon conversion of certain secured debentures. The address is 4, rue Thomas Edison; L-1445 Luxembourg-Strassen. The natural person with voting power and investment power on behalf of Trafalgar Capital Specialized Investment Fund, Luxembourg (“Trafalgar”) is Mr. Andrew Garai. On February 28, 2007, we sold secured convertible debentures in an aggregate principal amount of $2,500,000 to Trafalgar, and we issued to Trafalgar warrants to purchase up to an aggregate of 2,500,000 of our common shares at an exercise price of $0.15 per share, exercisable over the next 5 years. On September 10, 2007, we sold secured convertible debentures in an aggregate principal amount of $1,000,000 to Trafalgar, and we issued to Trafalgar warrants to purchase up to an aggregate of 2,000,000 of our common shares, with 1,000,000 shares subject to purchase at an exercise price of $0.15 per share and 1,000,000 shares subject to purchase at an exercise price of $0.22 per share, exercisable until August 31, 2010. On September 26, 2007, we sold a secured convertible debenture in the aggregate principal amount of $1,500,000 to Trafalgar for $1,500,000, and we issued to Trafalgar warrants to purchase up to an aggregate of 2,000,000 shares of common stock at any time until September 26, 2010, with 500,000 shares subject to purchase at $0.01 per share, 500,000 shares subject to purchase at $0.10 per share, 500,000 shares subject to purchase at $0.15 per share, and 500,000 shares subject to purchase at $0.22 per share. All such debentures are convertible at Trafalgar’s option into shares of our common shares at a price per share equal to the lesser of (i) $0.22 or (ii) 85% of the lowest daily closing bid price of our common shares, as quoted by Bloomberg, L.P., for the five trading days immediately preceding the date of conversion. The debentures we issued to Trafalgar in February 2007 are secured by a pledge of 30,000,000 common shares pursuant to a pledge agreement dated February 28, 2007 among Carbiz, Trafalgar and James G. Dodrill, II, P.A. and further secured by a pledge of all of Carbiz Inc.’s assets under a security agreement dated February 28, 2007 between Carbiz and Trafalgar. The pledge and security agreements were executed to ensure full and prompt payment of the debentures, with Trafalgar having the ability to seize such shares and assets in the case of an event of default in accordance with the terms of the securities purchase agreement.

(41) As disclosed in Item 3 in the subsection titled “Addition Selling Shareholder Disclosures” below, there are 34,632,033 possible shares underlying the Trafalgar debentures. However, under the terms of the Trafalgar debentures and warrants, (i) Trafalgar may not convert the debentures if such conversion would result in Trafalgar and its affiliates beneficially owning in excess of 4.99% of our then issued and outstanding common shares, and (ii) except within 60 days of the expiration date of the warrants, Trafalgar may not exercise the warrants if such conversion or exercise would result in Trafalgar and its affiliates beneficially owning in excess of 4.99% of our then issued and outstanding common shares.

(42) These shares were originally registered on the 2006 SB-2 Registration Statement. Includes 2,920,671 common shares underlying class A common share purchase warrants and 1,460,334 common shares underlying class B common share purchase warrants. Each class A common share purchase warrant may be exercised through October 12, 2009 for one common share at an exercise price of Cdn$0.12 per common share, each class B common share purchase warrant may be exercised through October 12, 2009 for one common share at an exercise price of Cdn$0.12 per common share. Investment decisions of Vicis Capital Master Fund are controlled by John Succo, Sky Lucas and Shad Stastney. Vicis Capital Master Fund is not a registered investment company. The address is 126 E. 56th Street, New York, NY 10022.

Additional Selling Shareholder Disclosures Related to 2007 Trafalgar Financing Transactions

1.

Total dollar value of the common shares underlying the Trafalgar Debentures and Warrants that we have registered for resale (using the number of underlying common shares that we have registered for resale and the market price per share for those common shares on the date of the sale of the Trafalgar Debentures and Warrants).

Dates of Trafalgar Transactions	Number of Common Shares Underlying Trafalgar Debentures and Warrants That We Have Registered For Resale	Market Price Per Common Share At Close of OTCBB Market on Dates of Trafalgar Transactions	Total Dollar Value of Common Shares Underlying Trafalgar Debentures and Warrants That We Have Registered For Resale
February 28, 2007	4,446,664 (1)	$0.27	$1,200,599
September 10, 2007	2,000,000 (2)	$0.25	$500,000
September 26, 2007	2,000,000 (3)	$0.27	$540,000
	TOTAL = 8,446,664		TOTAL = $2,240,599

(1) Includes 2,500,000 common shares underlying common share purchase warrants issued to Trafalgar and 1,946,664 common shares underlying convertible debentures issued to Trafalgar.
(2) Includes 2,000,000 common shares underlying common share purchase warrants issued to Trafalgar.
(3) Includes 2,000,000 common shares underlying common share purchase warrants issued to Trafalgar.

2.

(a) Dollar amount of each payment (including the value of any payments to be made in common stock) in connection with the Trafalgar transactions that we have made or may be required to make to any selling shareholder, any affiliate of a selling shareholder, or any person with whom any selling shareholder has a contractual relationship regarding the Trafalgar transactions (including any interest payments, liquidated damages. payments made to “finders” or “placement agents,” and any other payments or potential payments). Dollar amount does not include any repayment of principal on the Trafalgar Debentures.

Name of Selling Shareholder or Affiliate of Selling Shareholder	Type of Payment	Dollar Amount of Payments In Connection With The 2007 Trafalgar Private Placements Which Carbiz Has Made or May Be Required to Be Make to Selling Shareholder
Trafalgar Capital Specialized Investment Fund, Luxembourg	Commitment Fee	$450,000
Trafalgar Capital Specialized Investment Fund, Luxembourg	Structuring Fee	$27,500
Trafalgar Capital Specialized Investment Fund, Luxembourg	Due Diligence Fee	$7,500
Trafalgar Capital Specialized Investment Fund, Luxembourg	Interest	$686,667
Trafalgar Capital Specialized Investment Fund, Luxembourg (1)	Liquidated Damages	$750,000
Crescent Fund LLC	Commission	$100,000
Knightsbridge Capital LLC	Commission	$150,000
Total		$2,171,667

(1) Represents liquidated damages capped at 15% of the outstanding principal amount of the Convertible Debentures. In the event the registration statement is not is not declared effective by the SEC on or before August 13, 2007 (120 days after filing), or if after the registration statement has been declared effective by the SEC, sales cannot be made pursuant to the registration statement, the Company will pay as liquidated damages to the investor, at the investor’s option, either a cash amount or an amount of our common shares within three (3) business days, after demand therefore, equal to two percent (2%) of the principal value of the Convertible Debentures outstanding as liquidated damages for each thirty (30) day period after August 13, 2007. Total liquidated damages paid, however, shall not exceed an amount equal to fifteen percent (15%) of the outstanding principal amount of the Convertible Debentures. The Company shall not be liable, however, to pay any liquidated damages if the registration statement has not been declared effective prior to the August 13, 2007 exclusively due to issues raised by the SEC related to Rule 415 promulgated under the 1933 Act.

(b) Net proceeds to Carbiz from the sale of the Trafalgar Debentures: $4,265,000

(c) The total possible payments to Trafalgar and any of its affiliates in the first year following the sale of Trafalgar Debentures.

Trafalgar Commitment Fee	$450,000
Trafalgar Structuring Fee	$27,500
Trafalgar Due Diligence Fee	$7,500
Trafalgar Interest	$585,000
Trafalgar Liquidated Damages	$750,000
Crescent Fund LLC Commission	$100,000
Knightsbridge Capital LLC
Commission	$150,000
Total	$1,970,000

3.	Tabular disclosure of:

•

the total possible profit Trafalgar could realize as a result of the conversion discount for the securities underlying the Trafalgar Debentures, presented in a table with the following information disclosed separately:

	•	the market price per share of the securities underlying the Trafalgar Debentures on the date of the sale of the Trafalgar Debentures;

	•	the conversion price per share of the underlying securities on the date of the sale of the Trafalgar Debentures, calculated as follows:

	•	the total possible shares underlying the Trafalgar Debentures (assuming no interest payments and complete conversion throughout the term of the Debentures);

•

the combined market price of the total number of shares underlying the Trafalgar Debentures, calculated by using the market price per share on the date of the sale of the Trafalgar Debentures and the total possible shares underlying the Trafalgar Debentures;

•

the combined conversion price of the total number of shares underlying the Trafalgar Debentures calculated by using (i) Column 2 - the conversion price on the date of the sale of the Trafalgar Debentures and (ii) Column 3 - the total possible number of shares the selling shareholders may receive; and

•

the total possible discount to the market price as of the date of the sale of the Trafalgar Debentures, calculated by subtracting the total conversion price on the date of the sale of the Trafalgar Debentures from the combined market price of the total number of shares underlying the Trafalgar Debentures on that date.

FEBRUARY 28, 2007 TRAFALGAR TRANSACTION:
Market Price Per Common Share At Close of OTCBB Market on February 28, 2007	Conversion Price Per Share on February 28, 2007 (1)	Total Possible Shares Underlying The Convertible Debentures	Combined Market Price of the Total Number of Shares Underlying the Convertible Debentures	Combined conversion price of the total number of shares underlying the Convertible Debentures	Total Possible Discount To the Market Price as of February 28, 2007
$0.27	$0.11	22,727,272	$6,136,363	$2,500,000	$3,636,363

(1) The debentures are convertible at into common shares of the Company at a price per share equal to the lesser of (i) $0.22 or (ii) 85% of the lowest daily closing bid price of the Company’s common shares, as quoted by Bloomberg, L.P., for the five trading days immediately preceding the date of conversion. On February 28, 2007 the lowest daily closing bid price was $0.13.

SEPTEMBER 10, 2007 TRAFALGAR TRANSACTION:
Market Price Per Common Share At Close of OTCBB Market on September 10, 2007	Conversion Price Per Share on September 10, 2007 (1)	Total Possible Shares Underlying The Convertible Debentures	Combined Market Price of the Total Number of Shares Underlying the Convertible Debentures	Combined conversion price of the total number of shares underlying the Convertible Debentures	Total Possible Discount To the Market Price as of September 10, 2007
$0.25	$0.21	4,761,904	$1,190,476	$1,000,000	$190,476

(1) The debentures are convertible at into common shares of the Company at a price per share equal to the lesser of (i) $0.22 or (ii) 85% of the lowest daily closing bid price of the Company’s common shares, as quoted by Bloomberg, L.P., for the five trading days immediately preceding the date of conversion. On September 10, 2007 the lowest daily closing bid price was $0.25

SEPTEMBER 26, 2007 TRAFALGAR TRANSACTION:
Market Price Per Common Share At Close of OTCBB Market on September 26, 2007	Conversion Price Per Share on September 26, 2007 (1)	Total Possible Shares Underlying The Convertible Debentures	Combined Market Price of the Total Number of Shares Underlying the Convertible Debentures	Combined conversion price of the total number of shares underlying the Convertible Debentures	Total Possible Discount To the Market Price as of September 26, 2007
$0.27	$0.21	7,142,857	$1,928,571	$1,500,000	$428,571

(1) The debentures are convertible at into common shares of the Company at a price per share equal to the lesser of (i) $0.22 or (ii) 85% of the lowest daily closing bid price of the Company’s common shares, as quoted by Bloomberg, L.P., for the five trading days immediately preceding the date of conversion. On September 26, 2007 the lowest daily closing bid price was $0.25

4.	Tabular disclosure of:

•

the total possible profit to be realized as a result of any conversion discounts for securities underlying any other warrants, options, notes, or other securities of Carbiz that are held by the selling shareholders who own common shares being initially registered on the Form F-3 registration statement of which this prospectus is a part (the “Initially Registered Selling Shareholders”), or any affiliates of the Initially Registered Selling Shareholders, presented in a table with the following information disclosed separately:

•	market price per share of the underlying securities on the date of the sale of that other security;

•	the conversion/exercise price per share as of the date of the sale of that other security, calculated as follows:

•	the total possible shares to be received under the particular securities (assuming complete conversion/exercise);

•

the combined market price of the total number of underlying shares, calculated by using the market price per share on the date of the sale of that other security and the total possible shares to be received;

•

the combined conversion price of the total number of shares underlying that other security calculated by using (i) Column 4 - the conversion price on the date of the sale of that other security and (ii) Column 5 - the total possible number of underlying shares; and

•

the total possible discount to the market price as of the date of the sale of that other security, calculated by subtracting the total conversion/exercise price on the date of the sale of that other security from the combined market price of the total number of underlying shares on that date.

Name of Initially Registered Selling Shareholder	Other securities held by Selling Shareholders	Market price per share of the underlying common shares on the date of the sale of that other security	Conversio n/exercise price per share as of the date of the sale of that other security	Total possible shares to be received under the particular securities	Combined market price of the total number of underlying shares	Combined conversion price of the total number of shares underlying that other security	Total possible discount to the market price as of the date of the sale of that other security
Ayers, Dirk S.	Warrants	0.16	0.15	100,000	16,000	15,000	1,000
Coutts, Vivian Gai	Warrants	0.16	0.15	250,000	40,000	37,500	2,500
Fusani, Jerry T.	Warrants	0.16	0.15	50,000	8,000	7,500	500
Fusani, Jerry T.	Warrants	0.20	0.11	88,569	17,714	9,743	7,971
Guttman, Maurice A.	Warrants	0.16	0.15	500,000	80,000	75,000	5,000
Hoefer, Debra J.	Warrants	0.16	0.15	200,000	32,000	30,000	2,000
Hoefer, Debra J.	Warrants	0.20	0.11	88,569	17,714	9,743	7,971
Kochevar, G. Raymond	Warrants	0.16	0.15	50,000	8,000	7,500	500
Kochevar, G. Raymond	Warrants	0.20	0.11	88,569	17,714	9,743	7,971
Kochevar, Jon R.	Warrants	0.16	0.15	1,250,000	200,000	187,500	12,500
Kochevar, Jon R.	Warrants	0.20	0.11	3,414,367	682,873	375,580	307,293
Moore, Bruce A.	Warrants	0.20	0.11	88,569	17,714	9,743	7,971
Moore, Keith A.	Warrants	0.20	0.11	195,312	39,062	21,484	17,578
Moore, Kent Ashley	Warrants	0.20	0.11	442,868	88,574	48,715	39,858
Snively, Jr., Richard L.	Warrants	0.20	0.11	177,144	35,429	19,486	15,943
Kohen, Michael				-	0	0	0
Trafalgar Capital Specialized Investment Fund, Luxembourg (1)	Warrants	0.27	0.15	2,500,000	675,000	375,000	300,000
Trafalgar Capital Specialized Investment Fund, Luxembourg (2)	Warrants	0.25	0.15	2,000,000	500,000	300,000	200,00
Trafalgar Capital Specialized Investment Fund, Luxembourg (3)	Warrants	0.27	0.01 0.10 0.15 0.20	500,000 500,000 500,000 500,000	540,000	230,000	310,000
Totals				13,483,967	$3,015,794	$1,769,237	$1,246,557

(1)	Issued in connection with February 28, 2007 financing transaction.
(2)	Issued in connection with September 10, 2007 financing transaction.
(3)	Issued in connection with September 26, 2007 financing transaction.

5.	Tabular disclosure of:

	•	the gross proceeds paid or payable to Carbiz in the Trafalgar transactions;

	•	all payments that have been made or that may be required to be made by Carbiz that are disclosed in Item 2(a) above;

	•	the resulting net proceeds to Carbiz; and

•

the combined total possible profit to be realized as a result of any conversion discounts regarding the securities underlying the Trafalgar Debentures and any other warrant, options, notes, or other securities of Carbiz that are held by the selling shareholders or any affiliates of the selling shareholders that is disclosed in Items 3 and 4 above.

Gross proceeds paid or payable to Carbiz in the Trafalgar Transactions	Dollar Amount of Payments In Connection With The 2007 Private Placements Which Carbiz Has Made or May Be Required to Be Make to Selling Shareholder (from disclosure in Item 2(a) above)	Resulting net proceeds to the Issuer	Combined total
possible profit to be
realized as a result
of any conversion
discounts regarding
the securities
underlying the
convertible
debentures and any
other warrant,
options, notes, or
other securities of
the issuer that are
held by Trafalgar or
any affiliates of
Trafalgar
$5,000,000	$2,171,667	$1,671,667	$5,065,410

Disclosure – as a percentage – of the total amount of all possible payments as disclosed in response to Item 2(c) and the total possible discount to the market price of the shares underlying the Trafalgar Debentures as disclosed in response to Item 3 divided by the net proceeds to Carbiz from the sale of the Trafalgar Debentures, as well as the amount of that resulting percentage averaged over the term of the Trafalgar Debentures.

	Possible Payments and Discount to Market	Net proceeds to Carbiz	Percentage of Net Proceeds	Percentage Averaged over 2 Year Term
Total Possible Payments (1)	$1,970,000
Total Possible Discount to market price of the shares underlying the Trafalgar Debentures Issued on February 28, 2007 (2)	3,636,363
Total Possible Discount to market	$190,476

price of the shares underlying the Trafalgar Debentures Issued on September 10, 2007 (2)
Total Possible Discount to market price of the shares underlying the Trafalgar Debentures Issued on September 26, 2007 (2)	$428,571
Total	$6,225,410	$4,265,000	145%	72.5%

(1)	As indicated in our response to Item 2(c) above.
(2)	As indicated in our responses to Item 3 above.

6.

Tabular disclosure of all prior securities transactions between Carbiz (or any of its predecessors) and the Initially Registered Selling Shareholders, any affiliates of the Initially Registered Selling Shareholders, or any person with whom any Initially Registered Selling Shareholder has a contractual relationship regarding the transaction (or any predecessors of those persons), with the table including the following information disclosed separately for each such transaction:

	•	the date of the transaction;

	•	the number of shares of the class of securities subject to the transaction that were outstanding prior to the transaction;

•

the number of shares of the class of securities subject to the transaction that were outstanding prior to the transaction and held by persons other than the Initially Registered Selling Shareholders, affiliates of Carbiz, or affiliates of the Initially Registered Selling Shareholders;

	•	the number of shares of the class of securities subject to the transaction that were issued or issuable in connection with the transaction;

•

the percentage of total issued and outstanding securities that were issued or issuable in the transaction (assuming full issuance), with the percentage calculated by taking the number of shares issued and outstanding prior to the applicable transaction and held by persons other than the Initially Registered Selling Shareholders, affiliates of Carbiz, or affiliates of the Initially Registered Selling Shareholders, and dividing that number by the number of shares issued or issuable in connection with the applicable transaction;

	•	the market price per share of the class of securities subject to the transaction immediately prior to the transaction (reverse split adjusted, if necessary); and

	•	the current market price per share of the class of securities subject to the transaction (reverse split adjusted, if necessary).

Name of Initially Registered Selling Shareholder	Date of prior securities transaction	Number of shares of the class of securities subject to the transaction that were outstanding prior to the transaction	Number of shares of the class of securities subject to the transaction that were outstanding prior to the transaction and held by persons other than the Initially Registered Selling Shareholders, affiliates of Carbiz, or affiliates of the Initially Registered Selling Shareholders	Number of shares of the class of securities subject to the transaction that were issued or issuable in connection with the transaction	Percentage of total issued and outstanding securities that were issued or issuable in the transaction (assuming full issuance)	Market price per share of the class of securities subject to the transaction immediately prior to the transaction	Current market price per share of the class of securities subject to the transaction
Fusani, Jerry T. (1)	9/16/2006	41,353,414	*	143,513	0.3%	0.14	0.11
Guttman, Maurice A.	3/11/2004	33,422,358	*	218,432	0.7%	0.24	0.11
Guttman, Maurice A.	6/30/2004	36,366,663	*	132,640	0.4%	0.23	0.11
Hoefer, Debra J. (4)	9/16/2006	41,353,414	*	143,513	0.3%	0.14	0.11
Kochevar, G. Raymond (5)	9/16/2006	41,353,414	*	43,513	0.3%	0.14	0.11
Kochevar, Jon R. (6)	3/11/2004	33,422,358	*	36,864	1.3%	0.24	0.11
Kochevar, Jon R. (7)	6/30/2004	36,366,663	*	265,280	0.7%	0.23	0.11
Kochevar, Jon R. (8)	9/16/2006	41,353,414	*	5,522,361	13.4%	0.14	0.11
Moore, Bruce A. (9)	9/16/2006	41,353,414	*	143,513	0.3%	0.14	0.11
Moore, Keith A. (10)	9/16/2006	41,353,414	*	315,735	0.8%	0.14	0.11
Moore, Kent Ashley (11)	9/16/2006	41,353,414	*	717,580	1.7%	0.14	0.11
Snively, Jr., Richard L. (12)	9/16/2006	41,353,414	*	287,032	0.7%	0.14	0.11

* Note – Historical data regarding shares owned by affiliates of Carbiz or the Initially Registered Selling Shareholders at points in time is not available.

(1)

Includes 55,897 common shares, 58,411 common shares underlying class A common share purchase warrants and 29,205 common shares underlying class B common share purchase warrants. Each class A common share purchase warrant may be exercised through October 12, 2009 for one common share at an exercise price of Cdn$0.12 per common share, each class B common share purchase warrant may be exercised through October 12, 2009 for one common share at an exercise price of Cdn$0.12 per common share.

(2)	Includes 109,216 common shares and 109,216 common shares underlying common share purchase warrants. The common share purchase warrants are expired.

(3)	Includes 66,320 common shares and 66,320 common shares underlying common share purchase warrants. The common share purchase warrants are expired.

(4)

Includes 55,897 common shares, 58,411 common shares underlying class A common share purchase warrants and 29,205 common shares underlying class B common share purchase. Each class A common share purchase warrant may be exercised through October 12, 2009 for one common share at an exercise price of Cdn$0.12 per common share, each class B common share purchase warrant may be exercised through October 12, 2009 for one common share at an exercise price of Cdn$0.12 per common share.

(5)

Includes 55,897 common shares, 58,411 common shares underlying class A common share purchase warrants and 29,205 common shares underlying class B common share purchase warrants. Each class A common share purchase warrant may be exercised through October 12, 2009 for one common share at an exercise price of Cdn$0.12 per common share, each class B common share purchase warrant may be exercised through October 12, 2009 for one common share at an exercise price of Cdn$0.12 per common share.

(6)	Includes 152,902 common shares and 152,902 common shares underlying common share purchase warrants. The common share purchase warrants are expired.

(3)	Includes 110,533 common shares and 110,533 common shares underlying common share purchase warrants. The common share purchase warrants are expired.

(8)

Includes 2,150,095 common shares, 2,248,178 common shares underlying class A common share purchase warrants and 1,124,080 common shares underlying class B common share purchase. With respect to the Cdn$220,062.50 convertible debenture, each class A common share purchase warrant may be exercised through October 12, 2009 for one common share at an exercise price of Cdn$0.12 per common share, each class B common share purchase warrant may be exercised through October 12, 2009 for one common share at an exercise price of Cdn$0.12 per common share. With respect to the Cdn$23,238 convertible debenture, each class A common share purchase warrant may be exercised through April 6, 2011 for one common share at an exercise price of Cdn$0.12 per common share, each class B common share purchase warrant may be exercised through April 6, 2011 for one common share at an exercise price of Cdn$0.12 per common share.

(9)

Includes 55,897 common shares, 58,411 common shares underlying class A common share purchase warrants and 29,205 common shares underlying class B common share purchase. Each class A common share purchase warrant may be exercised through October 12, 2009 for one common share at an exercise price of Cdn$0.12 per common share, each class B common share purchase warrant may be exercised through October 12, 2009 for one common share at an exercise price of Cdn$0.12 per common share.

(10)

Includes 122,975 common shares, 128,507 common shares underlying class A common share purchase warrants and 64,253 common shares underlying class B common share purchase. Each class A common share purchase warrant may be exercised through October 12, 2009 for one common share at an exercise price of Cdn$0.12 per common share, each class B common share purchase warrant may be exercised through October 12, 2009 for one common share at an exercise price of Cdn$0.12 per common share.

(11)

Includes 279,488 common shares, 292,062 common shares underlying class A common share purchase warrants and 146,030 common shares underlying class B common share purchase. Each class A common share purchase warrant may be exercised through October 12, 2009 for one common share at an exercise price of Cdn$0.12 per common share, each class B common share purchase warrant may be exercised through October 12, 2009 for one common share at an exercise price of Cdn$0.12 per common share.

(12)

Includes 111,796 common shares, 116,825 common shares underlying class A common share purchase warrants and 58,411 common shares underlying class B common share purchase. Each class A common share purchase warrant may be exercised through October 12, 2009 for one common share at an exercise price of Cdn$0.12 per common share, each class B common share purchase warrant may be exercised through October 12, 2009 for one common share at an exercise price of Cdn$0.12 per common share.

7.	Tabular disclosure comparing:

•

the number of shares outstanding prior to the Trafalgar transactions that are held by persons other than the Initially Registered Selling Shareholders, affiliates of Carbiz, and affiliates of the Initially Registered Selling Shareholders;

	•	the number of shares registered for resale by the Initially Registered Selling Shareholders or affiliates of the Initially Registered Selling Shareholders in prior registration statements;

•

the number of shares registered for resale by the Initially Registered Selling Shareholders or affiliates of the Initially Registered Selling Shareholders that continue to be held by the Initially Registered Selling Shareholders or affiliates of the Initially Registered Selling Shareholders;

	•	the number of shares that have been sold in registered resale transactions by the Initially Registered Selling Shareholders or affiliates of the Initially Registered Selling Shareholders; and

	•	the number of shares registered for resale on behalf of the Initially Registered Selling Shareholders or affiliates of the Initially Registered Selling Shareholders in the current transaction.

In this analysis, the calculation of the number of outstanding shares does not include any securities underlying any outstanding convertible securities, options, or warrants.

Number of shares
outstanding prior
to the Trafalgar
transactions that
are held by
persons other than
the Initially
Registered Selling
Shareholders,
affiliates of Carbiz,
and affiliates of the
Initially Registered
Selling
Shareholders
Number of shares registered for resale by the Initially Registered Selling Shareholders or affiliates of the Initially Registered Selling Shareholders in prior registration statements	Number of shares
registered for
resale by the
Initially Registered
Selling
Shareholders or
affiliates of the
Initially Registered
Selling
Shareholders that
continue to be held
by the Initially
Registered Selling
Shareholders or
affiliates of the
Initially Registered
Selling
		Shareholders	Number of shares that have been sold in registered resale transactions by the Initially Registered Selling Shareholders or affiliates of the Initially Registered Selling Shareholders	Number of shares registered for resale on behalf of the Initially Registered Selling Shareholders or affiliates of the Initially Registered Selling Shareholders in the current transaction
39,508,381	8,469,976	8,261,689	208,287	13,602,514

8.      Financial Ability of Carbiz to Make Payments on Selling Shareholder Securities

          On October 1, 2007, we completed our acquisition of substantially all of the assets of Calcars AB, Inc. and Astra Financial Services, Inc., which at the time of acquisition operated the fourth largest chain of “buy-here pay-here” auto dealerships in the United States with 26 dealerships throughout the Midwest. Three of the dealerships have been closed. By virtue of the acquisition, we will operate 23 dealerships in Illinois, Indiana, Iowa, Kentucky, Nebraska, Ohio and Oklahoma, in addition to the three dealerships we operate in Florida. The primary purpose of this acquisition was to combine the Calcars locations with the Carbiz locations and to utilize the Carbiz suite of business solutions, which include dealer software products focused on the “buy-here pay-here” markets, to move Carbiz forward with its previously announced growth plans.

          Also as a result of the acquisition, our outstanding consumer auto loan portfolio balance is now approximately $22,500,000 as of our October 31, 2007 quarter end. The monthly cash flow in payment receipts from the portfolio is approximately $1,400,000. Our projected annual revenues under the combined operations will be approximately $48,000,000 with projected net operating income of $5,400,000.

          The recent Calcars acquisition and the resulting increase in our accounts receivable balance, our current cash balance and our collections cash flow provide a reasonable basis for our belief that we will be able to make all payments on the Trafalgar debentures. We had approximately $2,472,000 in cash and cash equivalents as of October 31, 2007 and our credit facility with SWC provides for continuous growth in available cash as our loan portfolio grows through the sale and financing of autos at our 26 locations.

          The following table provides quantitative objectives and projections relating to our operations or future financings that support our belief that we have the ability to repay the principal amount of the Trafalgar debentures:

CarBiz Fiscal 2009 Combined Pro Forma
Total Revenue	$47,943,216
Cost of Sales	18,981,160
Gross Profit	28,962,056
Operating Expenses	20,112,502
Operating Income	8,849,554
Debenture Interest Expense	585,000
Line of Credit Interest Expense	3,255,877
Depreciation	108,000
Net Earnings w/o Derivative Exp	$5,485,092

          Notwithstanding our belief that we will have the financial ability to make all payments on the Trafalgar debentures, we have experienced net losses every fiscal year since our inception and Trafalgar may demand repayment in cash. There is a substantial possibility that our operating losses may continue, and we may be unable to obtain financing to fund existing debt. You should also note our risk factor on page 6 that discloses that the failure to obtain adequate financing could result in a substantial curtailment of our ability to service our debt obligations.

PLAN OF DISTRIBUTION

Resales by Selling Shareholders

          We are registering the resale of the shares on behalf of the Selling Shareholders. The Selling Shareholders may offer and resell the shares from time to time, either in increments or in a single transaction. They may also decide not to sell all the shares they are allowed to resell under this prospectus. The Selling Shareholders will act independently of us in making decisions with respect to the timing, manner, and size of each sale.

Donees and Pledgees

          The term “Selling Shareholders” includes donees, i.e., persons who receive shares from a Selling Shareholder after the date of 28 this prospectus by gift. The term also includes pledgee, i.e., persons who, upon contractual default by a Selling Shareholder, may seize shares which the Selling Shareholder pledged to such person. If a Selling Shareholder notifies us that a donee or pledge intends to sell more than 500 shares, we will file a supplement to this prospectus.

Costs and commissions

          We will pay all costs, expenses, and fees in connection with the registration of the shares. The Selling Shareholders will pay all brokerage commissions and similar selling expenses, if any, attributable to the sale of shares.

Types of sale transactions

          The Selling Shareholders may sell the shares in one or more types of transactions (which may include block transactions):

  in the Over-The-Counter market, when our common shares are quoted on the Over-The Counter Bulletin Board;

  in negotiated transactions;

  through put or call option transactions;

  through short sales; or

  any combination of such methods of sale.

          The Selling Shareholders may sell shares under this prospectus at market prices prevailing at the time of sale or at negotiated prices. Such transactions may or may not involve brokers or dealers. The Selling Shareholders have informed us that they have not entered into any agreements, understandings, or arrangements with any underwriters or broker-dealers regarding sale of the shares. They have also informed us that no one is acting as underwriter or coordinating broker in connection with the proposed sale of shares.

Sales to or through broker-dealers

          The Selling Shareholders may conduct such transactions either by selling shares directly to purchasers, or by selling shares to, or through, broker-dealers. Such broker-dealers may act either as an agent of a Selling Shareholder, or as a principal for the broker-dealer’s own account. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Shareholders and/or the purchasers of shares. This compensation may be received both if the broker-dealer acts as an agent or as a principal. This compensation might also exceed customary commissions.

Deemed underwriting compensation

          The Selling Shareholders and any broker-dealers that act in connection with the sale of shares might be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. Any commissions received by such broker-dealers, and any profit on the resale of shares sold by them while acting as principals, could be deemed to be underwriting discounts or commissions under the Securities Act.

Indemnification

          We have agreed to indemnify each Selling Shareholder against certain liabilities, including liabilities arising under the Securities Act. The Selling Shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of shares against certain liabilities, including liabilities arising under the Securities Act.

Prospectus delivery requirements

          Because they may be deemed underwriters, the Selling Shareholders must deliver this prospectus and any supplements to this prospectus in the manner required by the Securities Act.

State requirements

          Some states require that any shares sold in that state only be sold through registered or licensed brokers or dealers. In addition, some states require that the shares have been registered or qualified for sale in that state, or that there exist an exemption from the registration or qualification requirement and that the exemption has been complied with.

Sales under Rule 144

          Selling Shareholders may also resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act. To do so, they must meet the criteria and conform to the requirements of Rule 144 as currently in effect.

Distribution arrangements with broker-dealers

          If a Selling Shareholder notifies us that any material arrangement has been entered into with a broker-dealer for the sale of shares through:

  a block trade;

  special offering;

  exchange distribution or secondary distribution; or

  a purchase by a broker or dealer,

we will then file, if required, a post-effective amendment to this prospectus.

          The post-effective amendment will disclose:

  the name of each such Selling Shareholder and of the participating broker-dealer(s);

  the number of shares involved;

  the price at which such shares were sold;

  the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

  that such broker-dealer(s) did not conduct any investigation to verify the information in this prospectus; and

  any other facts material to the transaction.

          The Securities and Exchange Commission may deem the Selling Shareholders and any underwriters, broker-dealers or agents that participate in the distribution of the common shares to be “underwriters” within the meaning of the Securities Act. The Securities and Exchange Commission may deem any profits on the resale of our common shares and any compensation received by any underwriter, broker-dealer or agent to be underwriting discounts and commissions under the Securities Act. Each Selling Shareholder has purchased the common shares in the ordinary course of its business, and at the time the Selling Shareholder purchased the common shares, it was not a party to any agreement or other understanding to distribute the securities, directly or indirectly.

          Under the Securities Exchange Act of 1934, any person engaged in the distribution of the common shares may not simultaneously engage in market-making activities with respect to the common shares for five business days prior to the start of the distribution. In addition, each Selling Shareholder and any other person participating in a distribution will be subject to the Securities Exchange Act of 1934, which may limit the timing of purchases and sales of common shares by the Selling Shareholder or any such other person.

EXPENSES

          The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable in connection with the sale of the common shares being registered hereby. All amounts are estimates except for the Securities and Exchange Commission registration fees. No portion of these expenses will be paid by the Selling Shareholders. The Selling Shareholders will pay any underwriting commissions and expenses, brokerage fees, transfer taxes and the fees and expenses of their attorneys and other experts.

Item	Amount
Registration Fees	$158.63
Legal fees and expenses	$50,000.00
Accounting fees and expenses	$15,000.00
Miscellaneous expenses	$5,000.00
Total	$70,158.63

LEGAL MATTERS

          The validity of the common shares to be sold by the Selling Shareholders under this prospectus and warrants will be passed upon for our company by Harris + Harris LLP.

TAX CONSEQUENCES TO UNITED STATES HOLDERS

          The discussion under this heading summarizes the principal Canadian federal income tax consequences of acquiring, holding and disposing of our common shares for our shareholders who are not residents of Canada but are residents of the United States and who will acquire and hold our common shares as capital property for the purposes of the Income Tax Act (Canada) (which we refer to as the “Canadian Tax Act”). This summary does not apply to shareholders who carry on business in Canada through a “permanent establishment” situated in Canada or who perform independent personal services in Canada through a fixed base in Canada if the shareholders’ holdings in us are effectively connected with such permanent establishment or fixed base. This summary is based on the provisions of the Canadian Tax Act and the applicable regulations and on an understanding of the administrative practices of Canada Revenue Agency, and takes into account all specific proposals to amend the Canadian Tax Act or regulations made by the Minister of Finance of Canada as of today’s date. It has been assumed that there will be no other relevant amendment of any governing law although no assurance can be given in this respect. This discussion is general only and is not a substitute for independent advice from a shareholder’s own Canadian and U.S. tax advisors. The provisions of the Canadian Tax Act are subject to income tax treaties to which Canada is a party, including the Canada-United States Income Tax Convention (1980), as amended (the “Convention”).

Dividends on Common Shares and Other Income

          Under the Canadian Tax Act, a non-resident of Canada is generally subject to Canadian withholding tax at the rate of 25% on dividends paid or deemed to have been paid to him or her by a corporation resident in Canada. The Convention limits the rate to 15% if the shareholder is a resident of the United States and the dividends are beneficially owned by and paid to the shareholder and to 5% if the shareholder is also a corporation that beneficially owns at least 10% of the voting stock of the payer corporation.

          The amount of a stock dividend (for tax purposes) would generally be equal to the amount by which our paid up or stated capital had increased by reason of the payment of such dividend. We will furnish additional tax information to shareholders in the event of such a dividend. The Convention generally exempts from Canadian income tax dividends paid to a religious, scientific, literary, educational or charitable organization or to an organization constituted and operated exclusively to administer a pension, retirement or employee benefit fund or plan, if the organization is a resident of the United States and is exempt from income tax under the laws of the United States.

          The tax payable on dividends is to be withheld at source by us or personnel acting on our behalf. We are liable for the amount of the tax if we fail to so withhold. The taxpayer is liable in any event if we fail to withhold.

Dispositions of Common Shares and Other Income

          Under the Canadian Tax Act, a taxpayer’s capital gain or capital loss from a disposition of our common shares is the amount, if any, by which his or her proceeds of disposition exceed (or are exceeded by, respectively) the aggregate of his or her adjusted cost base of the shares and reasonable expenses of disposition. The capital gain or loss must be computed in Canadian currency using a weighted average adjusted cost base for identical properties. Capital gains net of losses are currently taxable as to 50%. The amount by which a shareholder’s capital loss exceeds the capital gain in a year may be deducted from a capital gain realized by the shareholder in the three previous years or any subsequent year, subject to certain restrictions in the case of a corporate shareholder.

          If our common shares are disposed of to us other than in the open market in the manner in which common shares would normally be purchased by the public, the proceeds of disposition will, in general terms, be considered as limited to the paid-up capital of the common share and the balance of the price paid will be deemed to be a dividend. In the case of a shareholder that is a company, the amount of any capital loss otherwise determined may be reduced, in certain circumstances, by the amount of dividends previously received in respect of the common shares disposed of, unless the company owned the common shares for at least 365 days prior to sustaining the loss and the company (together with companies, persons and other entities, with whom the company was not dealing at arm’s length) did not own more than 5% of our common shares from which the dividend was received, at the time the dividend was received. These loss limitation rules may also apply where a company is a member of a partnership or a beneficiary of a trust that owned the common shares disposed of.

          Under the Canadian Tax Act, a non-resident of Canada is subject to Canadian tax on taxable capital gains, and may deduct allowable capital losses, realized on a disposition of “taxable Canadian property.” Our common shares will only be taxable Canadian property if at any time in the 60 months immediately preceding the disposition, 25% or more of our issued common shares belonged to one or more persons in a group comprising the shareholder and persons with whom the shareholder did not deal at arm’s length. We believe the Convention will generally relieve United States residents from liability for Canadian tax on capital gains derived from a disposition of our common shares.

DIVIDEND POLICY

          We have never declared or paid any cash dividends on our common shares. The payment of any future dividends will be of the sole discretion of our board of directors. We currently intend to retain earnings to finance the expansion of our business and, therefore, we do not anticipate paying dividends in the foreseeable future.

EXPERTS

          The consolidated financial statements of Carbiz as of and for the years-ended January 31, 2007 and 2006 incorporated in this prospectus by reference have been audited by Christopher, Smith, Leonard, Bristow & Stanell, P.A. as set forth in its report appearing therein (which audit report expresses an unqualified opinion on the financial statements and includes disclosure about the conditions that raise substantial doubt about our ability to continue as a going concern as described in Note 1 to the consolidated financial statements), and have been so incorporated by reference in reliance upon the report of such firm given upon its consent and its authority as an expert in accounting and auditing. The address for Christopher, Smith, Leonard, Bristow & Stanell, P.A is Northern Trust Bank Building 1515 Ringling Blvd, Suite 860, Sarasota, FL 34236.

          The combined financial statements of the companies recently acquired by Carbiz, Calcars AB, Inc. and Astra Financial Services, Inc. (the “Calcars Corporations”), as of and for the years-ended December 31, 2006 and 2005 incorporated in this prospectus by reference have been audited by Moss Adams LLP as set forth in its reports appearing therein and have been so incorporated by reference in reliance upon the reports of such firm given upon its consent and its authority as an expert in accounting and auditing. The 2006 audit report by Moss Adams expresses an unqualified opinion on the 2006 combined financial statements of the Calcars Corporations and includes disclosure about the conditions that raise substantial doubt about the ability of the Calcars Corporations to continue as a going concern as described in Note 9 to the 2006 consolidated financial statements, The 2005 audit report by Moss Adams does not express an opinion on the 2005 combined financial statements of the Calcars Corporations because of the conditions that raise substantial doubt about the ability of the Calcars Corporations to continue as a going concern as described in Note 11 to the 2005 consolidated financial statements, The address for Moss Adams LLP is 6100 Uptown Blvd. NE, Suite 400, Albuquerque, NM 87110

INCORPORATION OF DOCUMENTS BY REFERENCE

          The Securities and Exchange Commission allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and information we file later with the Securities and Exchange Commission will automatically update and supersede this information. The documents we are incorporating by reference as of their respective dates of filing are:

  the description of our securities contained in our Registration Statement on Form 8-A, filed on September 1, 2006;

  our Registration Statement on Form SB-2, filed on November 2, 2005 and deemed effective on September 1, 2006, as amended, SEC File No. 333-129408;

  our Quarterly Report on Form 10-QSB for the quarter ended July 31, 2006, filed on September 14, 2006;

  our Quarterly Report on Form 10-QSB for the quarter ended October 31, 2006, filed on December 15, 2006;

  our Current Report on Form 8-K, filed on January 25, 2007;

  our Current Report on Form 8-K, filed on March 12, 2007;

  our Current Report on Form 8-K, filed on March 29, 2007;

  our Registration Statement on Form SB-2, filed on April 16, 2007 and amended on August 31, 2007, SEC File No. 333- 142142;

  our Annual Report on Form 10-KSB for the year ended January 31, 2007, filed on April 20, 2007;

  our Current Report on Form 8-K, filed on May 3, 2007 and amended on May 23, 2007;

  our Current Report on Form 8-K, filed on June 7, 2007;

  our Quarterly Report on Form 10-QSB for the quarter ended April 30, 2007, filed on June 14, 2007;

  our Post-Effective Amendment to our Registration Statement on Form SB-2, SEC File No. 333-129408, filed on July 13, 2007;

  our Post-Effective Amendment to our Registration Statement on Form SB-2, SEC File No. 333-129408, filed on August 31, 2007;

  our Current Report on Form 8-K, filed on September 14, 2007;

  our Quarterly Report on Form 10-QSB for the quarter ended July 31, 2007, filed on September 14, 2007;

  our Current Report on Form 8-K, filed on October 2, 2007 and amended on November 29, 2007;

  our Current Report on Form 8-K, filed on November 2, 2007;

  our Quarterly Report on Form 10-QSB for the quarter ended October 31, 2007 as filed on December 17, 2007;

  our Current Report on Form 8-K, filed on December 31, 2007; and

  all subsequent reports on Form 10-K(SB), Form 10-Q(SB) and Form 8-K filed by us pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the termination of the offering, shall be deemed to be incorporated by reference into this prospectus and deemed to be a part hereof.

          Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus, or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

          You may request a copy of any of the documents incorporated by reference in this prospectus at no cost. We will not include exhibits to the documents that you request unless the exhibits are specifically incorporated by reference into those documents. You may make your request for any of the documents incorporated by reference in this prospectus by writing or telephoning us at the following address: Carbiz Inc., 7405 North Tamiami Trail, Sarasota, Florida 34243. Our telephone number at that location is (941) 953-3812.

DOCUMENTS ON DISPLAY

          The documents concerning our company which are referred to in this prospectus may be inspected at our principal corporate offices in Florida located at the address listed herein.

WHERE TO FIND ADDITIONAL INFORMATION

          We are subject to the informational requirements of the Exchange Act and file reports and other information with the Securities and Exchange Commission. We have filed with the Securities and Exchange Commission a registration statement on Form F-3 (i) to initially register 13,602,514 common shares offered under this prospectus and (ii) to serve as a post-effective amendment to our 2006 SB-2 Registration Statement covering 52,229,902 common shares offered under this prospectus. This is a combined prospectus made under Rule 429 of Regulation C of the Securities Act. This prospectus replaces and supersedes the prior prospectuses covering the foregoing common shares. This prospectus, which forms a part of the registration statement on Form F-3, does not contain all of the information included in the registration statement and its exhibits and schedules. References in this prospectus to any contract or other document are not necessarily complete and, if we filed the contract or document as an exhibit to the registration statement, you should refer to the exhibit for more information.

          The registration statement on Form F-3, including all exhibits, may be inspected without charge at the Securities and Exchange Commission’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. Information on the operation of the Public Reference Room can be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330. Our Securities and Exchange Commission filings also are available to the public from the Securities and Exchange Commission’s website at www.sec.gov.

          As a foreign private issuer, we are exempt from the rules under the Exchange Act that prescribe the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. We are not currently required under the Exchange Act to publish financial statements as frequently or as promptly as are United States companies subject to the Exchange Act. We will, however, continue to furnish our shareholders with annual reports containing audited financial statements and will issue quarterly press releases containing unaudited results of operations as well as such other reports as may from time to time be authorized by our board of directors or as may be otherwise required.

DISCLOSURE OF SEC POSITION AND ENFORCEABILITY OF CIVIL LIABILITIES AND
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

          Subject to the limitations contained in the Business Corporation Act (Ontario), our bylaws provide that our directors and officers, former directors or officers, or a person who acts or acted at our request as a director or officer of another body corporate of which we are or were a shareholder or creditor, and all of their heirs and legal representatives, shall be indemnified against all costs, charges and expenses reasonably incurred by such persons in connection with the defense of any civil, criminal or administrative action or proceeding to which they are made a party by reason of being or having held such positions, provided that the person seeking indemnity:

•	acted honestly and in good faith with a view to our best interests; and
•	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that his or her conduct was lawful.

provided, however, that nothing in the bylaws relieves any director or officer from the duty to act in accordance with the Business Corporation Act (Ontario) and the regulations thereunder or from liability for any breach thereof.

          Insofar as indemnification for liabilities arising under the Securities Act, as amended, may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

CARBIZ INC.

Up to 65,832,416 Common Shares

__________________________
End of Prospectus
__________________________

January 14, 2008

PART II

Information Not Required in Prospectus

Item 8. Indemnification of Directors and Officers.

          Subject to the limitations contained in the Business Corporation Act (Ontario), our bylaws provide that our directors and officers, former directors or officers, or a person who acts or acted at our request as a director or officer of another body corporate of which we are or were a shareholder or creditor, and all of their heirs and legal representatives, shall be indemnified against all costs, charges and expenses reasonably incurred by such persons in connection with the defense of any civil, criminal or administrative action or proceeding to which they are made a party by reason of being or having held such positions, provided that the person seeking indemnity:

•	acted honestly and in good faith with a view to our best interests; and
•	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that his or her conduct was lawful.

provided, however, that nothing in the bylaws relieves any director or officer from the duty to act in accordance with the Business Corporation Act (Ontario) and the regulations thereunder or from liability for any breach thereof.

Item 9. Exhibits.

          The exhibits filed with this registration statement or incorporated herein by reference are set forth on the Exhibit Index set forth elsewhere herein.

Item 10. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more that 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that:

(A) Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement; and

(B) Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering; provided that with respect to a registration statement on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act or Rule 3-19 if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Form F-3.

     (5) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) If the registrant is relying on Rule 430B:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of 314 securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b) The undersigned registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(d) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to existing provisions or arrangements whereby the registrant may indemnify a director, officer or controlling person of the registrant against liabilities arising under the Securities Act, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

          In accordance with the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of the filing on Form F-3 and authorized this registration statement to be signed on its behalf by the undersigned in the City of Sarasota, State of Florida, on January 14, 2008.

CARBIZ INC.

By:	/s/ Carl Ritter
Carl Ritter, Chief Executive Officer

POWER OF ATTORNEY

          We, the undersigned directors and officers of Carbiz Inc., do hereby constitute and appoint Carl Ritter and Stan Heintz, or either of them, our true and lawful attorneys and agents, to do any and all such acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said corporation to comply with the Securities Act and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, including specifically, but without limitation, power and authority to sign for us or in any of our names and in the capacities indicated below any and all amendments (including post-effective amendments) to this registration statement, or any related registration statement under the Securities Act; and we do hereby ratify and confirm all that the said attorneys and agents, or either of them, shall do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act, this registration statement on Form F-3 has been signed by the following persons in the capacities and on the dates stated:

Signature	Title	Date
/s/ Carl Ritter
Carl Ritter	Chief Executive Officer, Chairman and a Director	January 14, 2008
(Principal Executive Officer)

/s/ Richard Lye
Richard Lye	President, Corporate Secretary and a Director	January 14, 2008

/s/ Stanton Heintz
Stanton Heintz	Chief Financial Officer and a Director	January 14, 2008
(Principal Financial and Accounting Officer)

/s/ Ross Quigley
Ross Quigley	Director	January 14, 2008

/s/ Theodore Popel
Theodore Popel	Director	January 14, 2008

/s/ Christopher Bradbury
Christopher Bradbury	Director	January 14, 2008

/s/ Wallace Weylie
Wallace Weylie	Director	January 14, 2008

/s/ Vernon Haverstock
Vernon Haverstock	Director	January 14, 2008

/s/ Gene Tomsic
Gene Tomsic	Director	January 14, 2008

/s/ Brandon Quigley
Brandon Quigley	Director	January 14, 2008

* /s/ Carl Ritter		January 14, 2008
Carl Ritter
Attorney-in-Fact

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, as amended, the undersigned has signed this registration statement solely in the capacity of the duly authorized representative of Carbiz Inc. in the United States on January 14, 2008.

/s/ Carl Ritter
Carl Ritter, Chief Executive Officer

EXHIBIT INDEX

Exhibit
Number	Description
4.1(1)	Specimen of Common Share Certificate
4.2(1)	Specimen of Preferred Share Certificate
4.3(1)	Form of 5% Convertible Debenture (October 2004)
4.4(1)	Form of Amendment of Debenture Agreement
4.5(1)	Form of 5% Convertible Debenture (October 2005)
4.6(2)	Form of Class A Common Share Purchase Warrant
4.7(2)	Form of Class B Common Share Purchase Warrant
4.8(1)	Form of Agent’s First Common Share Purchase Warrant
4.9(1)	Form of Agent’s Second Common Share Purchase Warrant
4.10(1)	Investors’ Rights Agreement dated October 6, 2004 among Carbiz and certain investors
4.11(1)	Investors’ Rights Agreement dated October 6, 2005 among Carbiz and certain investors
4.12(2)	Form of 5% Convertible Debenture (April 2006)
4.13(4)	Form of Registration Rights Agreement among Carbiz and certain investors (September 2006)
4.14(4)	Form of Common Share Purchase Warrant (September 2006)
4.15(3)	Form of Secured Convertible Debenture (February 28, 2007)
4.16(3)	Registration Rights Agreement dated February 28, 2007 among Carbiz, and Trafalgar Capital Specialized Investment Fund, Luxembourg
4.17(3)	Form of Common Share Purchase Warrant (February 28, 2007)
4.18(5)	Form of Secured Convertible Debenture (August 31, 2007)
4.19(5)	Registration Rights Agreement dated August 31, 2007 among Carbiz, and Trafalgar Capital Specialized Investment Fund, Luxembourg
4.20(5)	Forms of Common Share Purchase Warrants (August 31, 2007)
4.21(6)	Form of Secured Convertible Debenture (September 26, 2007)
4.22(6)	Registration Rights Agreement dated September 26, 2007 among Carbiz, and Trafalgar Capital Specialized Investment Fund, Luxembourg
4.23(6)	Forms of Common Share Purchase Warrants (September 26, 2007)
4.24(6)	Forms of Replacement Common Share Purchase Warrants (February 28, 2007)
4.25(6)	Forms of Replacement Common Share Purchase Warrants (August 31, 2007)
4.26(6)	Forms of Convertible Debentures (October 2007)
4.27(6)	Forms of Common Share Purchase Warrants (October 2007)
5.1*	Legal Opinion of Harris + Harris LLP
23.1*	Consent of Christopher, Smith, Leonard, Bristow & Stanell, P.A.
23.2*	Consent of Harris + Harris LLP (Included as part of Exhibit 5.1)
23.3*	Consent of Moss Adams LLP
24.1*

Powers of Attorney for Carl Ritter, Richard Lye, Stanton Heintz, Ross Quigley, Theodore Popel, Christopher Bradbury, Wallace Weylie, Vernon Haverstock, Gene Tomsic and Brandon Quigley (Included on the signature pages to this registration statement)

* Filed herewith.
(1)	Previously filed with Form SB-2 on November 2, 2005 and incorporated by reference.
(2)	Previously filed with Form SB-2/A on June 30, 2006 and incorporated by reference.
(3)	Previously filed with Form 8-K on March 12, 2007 and incorporated by reference.
(4)	Previously filed with Form SB-2 on April 16, 2007 and incorporated by reference.
(5)	Previously filed with Form 8-K on September 14, 2007 and incorporated by reference.
(6)	Previously filed with Form 8-K on October 2, 2007 and incorporated by reference.